Conformed Copy	Exhibit 4.20

Dated 11 November 2009

LUXOTTICA GROUP S.p.A.
as Borrower

and

LUXOTTICA U.S. HOLDINGS CORP.

LUXOTTICA S.r.l.

as Original Guarantors

and

Calyon S.A., Milan Branch

Deutsche Bank S.p.A.

Mediobanca — Banca di Credito Finanziario S.p.A.

UniCredit Corporate Banking S.p.A.

as Mandated Lead Arrangers, Bookrunners and Original Lenders

and

Mediobanca — Banca di Credito Finanziario S.p.A.

as Agent

TERM FACILITY AGREEMENT

Euro 300,000,000

Table of Contents

Contents		Page

1	Definitions and Interpretation	1

2	The Facility	14

3	Purpose	15

4	Conditions of Utilisation	15

5	Utilisation	16

6	Repayment	16

7	Prepayment and Cancellation	17

8	Interest	19

9	Interest Periods	20

10	Changes to the Calculation of Interest	20

11	Fees	22

12	Tax Gross-up and Indemnities	23

13	Increased Costs	26

14	Other Indemnities	27

15	Mitigation by the Lenders	28

16	Costs and Expenses	28

17	Guarantee and Indemnity	30

18	Representations	35

19	Information Undertakings	40

20	Financial Covenants	45

21	General Undertakings	46

22	Events of Default	52

23	Changes to the Lenders	59

24	Confidentiality	62

25	Changes to the Obligors	63

26	Role of the Agent	64

27	Conduct of Business by the Finance Parties	68

i

28	Sharing Among the Finance Parties	69

29	Payment Mechanics	71

30	Set-off	73

31	Notices	73

32	Calculations and Certificates	75

33	Partial Invalidity	75

34	Remedies and Waivers	75

35	Amendments and Waivers	76

36	USA Patriot Act	78

37	Governing Law	79

38	Enforcement	79

39	US provisions	79

Schedule 1 The Parties		80

Part 1 The Obligors		80

Part 2 The Original Lenders		81

Schedule 2 Conditions Precedent to initial Utilisation		82

Schedule 3 Requests		84

Part 1 Utilisation Request		84

Part 2 Selection Notice		85

Schedule 4 Mandatory Cost Formulae		86

Schedule 5 Form of Transfer Certificate		88

Schedule 6 Form of Compliance Certificate		90

Schedule 7 Existing Security		91

Schedule 8 Confidentiality Undertaking		92

Schedule 9 Timetables		96

Schedule 10 Authorised Signatories		97

Schedule 11 Existing Indebtedness		98

Schedule 12 Additional Guarantors		100

Part 1 Conditions Precedent required to be delivered by an Additional Guarantor		100

ii

Part 2 Form of Accession Letter	101

iii

This Agreement is made in London on 11 November 2009 and between:

(1)                              LUXOTTICA GROUP S.p.A., as borrower (the “Borrower”);

(2)                              LUXOTTICA U.S. HOLDINGS CORP. and LUXOTTICA S.r.l., as original guarantors (the “Original Guarantors”);

(3)                              CALYON S.A., MILAN BRANCH, DEUTSCHE BANK S.P.A., MEDIOBANCA — BANCA DI CREDITO FINANZIARIO S.P.A., UNICREDIT CORPORATE BANKING S.P.A. as mandated lead arrangers and bookrunners (whether acting individually or together, the “Mandated Lead Arrangers” and the “Bookrunners”);

(4)                              THE FINANCIAL INSTITUTIONS listed in Part 2 of Schedule 1 (The Parties) as original lenders (the “Original Lenders”); and

(5)                              MEDIOBANCA - BANCA DI CREDITO FINANZIARIO S.P.A. as agent of the other Finance Parties (the “Agent”).

It is agreed as follows:

Section 1
Interpretation

1                                      Definitions and Interpretation

1.1                            Definitions

In this Agreement:

“Accession Letter” means a document substantially in the form set out in part 2 of Schedule 12 (Additional Guarantors);

“Acquisition” means the acquisition of any Target by any member of the Group;

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost formulae);

“Additional Guarantor” means any member of the Group which becomes a Guarantor in accordance with Clause 17.11 (Additional Guarantors);

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

“Agency Fee Letter” means the letter dated on or about the date of this Agreement between the Borrower and the Agent relating to the payment by the Borrower of the agency fee to the Agent as set out in such letter;

“Agreed Exceptions” means with respect to any action, proceeding or procedure referred to in Clause 22.7 (Insolvency Proceedings) and Clause 22.8 (Creditors’ Process and final judgment) (each a “relevant procedure”):

(a)                                the relevant procedure is discharged within 30 days of its commencement; or

(b)                               on or prior to the end of the 30 day period mentioned in (a) above it is demonstrated to the satisfaction of the Majority Lenders (in their discretion but acting in good faith) that:

(i)                                  the relevant procedure is frivolous and vexatious and is being duly defended in good faith and by appropriate proceedings; or

(ii)                               the relevant procedure is being duly defended in good faith and by appropriate proceedings and the Borrower or the relevant Obligor has sufficient funds to meet the maximum potential liability which may result from such proceedings, and (in any event) within 60 days of the end of the 30 day period mentioned in (a) above, the relevant procedure is discharged;

“Anti-Terrorism Law” means each of:

(a)                           Executive Order No. 13224 of September 23, 2001 - Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism (the “Executive Order”);

(b)                          the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act);

(c)                           the Money Laundering Control Act of 1986, Public Law 99-570;

(d)                          the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq, the Trading with the Enemy Act, 50 U.S.C. App. §§ 1 et seq, any Executive Order or regulation promulgated thereunder and administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury; and

(e)                           any similar law enacted in the United States of America subsequent to the date of this Agreement;

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration;

“Authorised Signatory” means the persons listed in Schedule 10 (Authorised Signatories) and any other person authorised to execute any document on behalf of the Borrower and/or other Obligors (as the case may be), as is from time to time communicated by the Borrower in writing to the Agent;

“Availability Period” means the 1 (one) month period starting from and including the Signing Date;

“Available Commitment” means a Lender’s Commitment under the Facility minus:

(a)                                the amount of its participation in any outstanding Loans under the Facility; and

(b)                               in relation to any proposed Utilisation, the amount of its participation in any Loans (other than any Loan which is the subject of the relevant Utilisation Request) that are due to be made under the Facility on or before the proposed Utilisation Date;

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment in respect of the Facility;

“Bank Guarantee” means any guarantees or performance bonds required to be issued by an Eligible Deposit Bank in the ordinary course of business of either the Borrower or Luxottica U.S. Holdings Corp. and upon terms usual for such business;

“Basel II” has the meaning attributed to that term in paragraph 13.3.1 of Clause 13 (Increased Costs) of this Agreement;

“Break Costs” means the amount (if any) by which:

(a)                                the interest (excluding any Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)                               the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period;

“Business Day” means a day (other than a Saturday or Sunday) which is not a public holiday and on which banks are open for general business in Milan, London and New York which is a TARGET Day;

“Cash” has the meaning given to it in FAS95;

“Cash Equivalents” has the meaning given to it in FAS95;

“Code” means, at any date, the U.S. Internal Revenue Code of 1986 (or any successor legislation thereto) as amended from time to time, and the regulations promulgated and rulings issued thereunder, all as the same may be in effect at such date;

“Commitment” means:

(a)                                in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Schedule 1 Part 2 (The Parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)                               in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement;

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate);

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 8 (Confidentiality Undertaking) or in any other form agreed between the Borrower and the Agent;

“Consolidated Equity” means, with respect to the Group, the Shareholders’ Equity as evidenced in the latest published Consolidated Financial Statements or Consolidated Quarterly Financial Statements (as the case may be);

“Consolidated Financial Statements” means, with respect to the Group, the latest published audited consolidated financial statements of the Group prepared in accordance with GAAP in respect of its financial year;

“Consolidated Pro-Forma Financial Statements” means, during the Pro-Forma Relevant Period and with respect to the Group, the latest published audited consolidated financial statements of the Group prepared in accordance with GAAP in respect of its financial year, including, on a pro-forma basis, the relevant results of any company acquired by a member of the Group and the Subsidiaries of such company;

“Consolidated Total Assets” means, with respect to the Group, the total assets as evidenced in the latest published Consolidated Financial Statements or Consolidated Quarterly Financial Statements (as the case may be);

“Consolidated Quarterly Financial Statements” means, with respect to the Group, the latest quarterly financial statements of the Group in respect of each of its financial quarters (other than the last quarter in each financial year);

“Consolidated Quarterly Pro-Forma Financial Statements” means, during the Pro-Forma Relevant Period with respect to the Group, the latest quarterly financial statements of the Group in respect of each of its financial quarters (other than the last quarter in each financial year), including, on a pro-forma basis, the relevant results of any company acquired by a member of the Group and the Subsidiaries of such company;

“Default” means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default;

“Del Vecchio Family Member” means any of (A) Leonardo Del Vecchio; (B) his spouses; (C) the children of the spouses; and (D) the parents and persons (including his descendants) related by consanguinity or affinity to Leonardo del Vecchio up to the sixth degree;

“Eligible Deposit Bank” means any bank or financial institution with a short-term rating of at least A1 granted by Standard & Poors’ Corporation or P1 granted by Moody’s Investors Services, Inc;

“Employee Plan” means an employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a U.S. Group Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA;

“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law;

“Environmental Law” means any applicable law in any jurisdiction in which any member of the Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants, including, without limitation, the National Environmental Policy Act (42 U.S.C. §4321 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq.), as amended by the Superfund Amendments and Reauthorisation Act of 1986, the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), as amended by the Hazardous and Solid Waste Amendments of 1984, the Hazardous Materials Transport Act (49 U.S.C. §1801 et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Clean Water Act (33 U.S.C. §1321 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.,), the Occupational Safety and Health Act (29

U.S.C. §651 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Safe Drinking Water Act (42 U.S.C. §3808 et seq.), and any similar federal, state or local laws, ordinances or regulations implementing such laws;

“Environmental Permits” means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by the relevant member of the Group;

“ERISA” means, at any date, the United States Employee Retirement Income Security Act of 1974 (or any successor legislation thereto) as amended from time to time, and the regulations promulgated and rulings issued thereunder, all as the same may be in effect at such date;

“ERISA Affiliate” means any person that for purposes of Title I and Title IV of ERISA and Section 412 of the Code would be deemed at any relevant time to be a single employer with a U.S. Group Company, pursuant to Section 414 (b), (c), (m) or (o) of the Code or Section 4001 of ERISA;

“ERISA Event” means within the past six years: (i) any reportable event, as defined in Section 4043 of ERISA, with respect to an Employee Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified of such event; (ii) the filing of a notice of intent to terminate any Employee Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Employee Plan or the termination of any Employee Plan under Section 4041 (c) of ERISA; (iii) the institution of proceedings under Section 4042 of ERISA by the PBGC for the termination of, or the appointment of a trustee to administer, any Employee Plan; (iv) the failure to make a required contribution to any Employee Plan that would result in the imposition of an encumbrance under Section 412 of the Code or Section 302 of ERISA or the filing of any request for a minimum funding waiver under Section 412 of the Code with respect to any Employee Plan or to its knowledge a Multiemployer Plan; (v) an engagement in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA; (vi) the complete or partial withdrawal of any U.S. Group Company or any ERISA Affiliate from a Multiemployer Plan; or (vii) an Obligor or an ERISA Affiliate incurring any liability under Title IV of ERISA with respect to any Employee Plan (other than premiums due and not delinquent under Section 4007 of ERISA);

“Event of Default” means any event or circumstance specified as such in Clause 22 (Events of Default);

“EURIBOR” means:

(a)                                for any Interest Period in relation to any Loan, the rate per annum equal to the Banking Federation of the European Union EURIBOR Rate (the BFEU EURIBOR), as published by Reuters (or other commercially available source providing quotations of BFEU EURIBOR as designated by the Agent from time to time) (the Screen) at approximately 11.00 a.m. (Milan time) on the Quotation Day for such Interest Period, for deposits in Euro (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period (the Screen Rate);

(b)                               for any Interest Period of a duration which the Screen Rate does not appear on the Screen, the rate (rounded upward to four decimals places) determined by linear interpolation between the Screen Rates for the nearest shorter and longer durations to the duration of that Interest Period; and

(c)                                if no such Screen Rate is available at such time for any reason other than as referred to in paragraph (b), the arithmetic mean (rounded upward to four decimals places) of the rates as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market for Euro at approximately 11.00 a.m. (Milan time) for the offering of deposits in Euro for a period comparable to that Interest Period on the Quotation Day for such Interest Period;

“Existing Indebtedness” means the financial indebtedness of the Group set out in Schedule 11 (Existing Indebtedness);

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility);

“Facility Fee Letter” means the letter dated on or about the date of this Agreement between the Mandated Lead Arrangers and the Bookrunners and the Borrower relating to the payment by the Borrower of the upfront facility fee to the Lenders as set out in such letter;

“Facility Office” means:

(d)                               in relation to an Original Lender, the office or offices notified by that Original Lender to the Agent in writing by not less than five Business Days’ notice as the office or offices through which it will perform its obligations under this Agreement; and

(e)                                in relation to a New Lender (as defined in Clause 23.1 (Assignments and transfers by the Lenders)), the office or offices notified by the New Lender to the Agent in the Transfer Certificate completed pursuant to Clause 23.5 (Procedure for Transfer) as the office or offices through which it will perform its obligations under this Agreement;

“FAS95” means Financial Accounting Standards Boards (FAS) Statement of Financial Accounting Standards No. 95 “Statement of Cash Flows” as amended by other GAAP standards;

“Finance Document” means this Agreement, the Agency Fee Letter, the Facility Fee Letter, any Accession Letter, any Selection Notice, any Utilisation Request and any other document designated as such by the Agent and the Borrower;

“Finance Party” means any of the Agent, the Mandated Lead Arrangers, the Bookrunners or any Lender;

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)                                moneys borrowed (excluding, for the avoidance of doubt, any unutilised commitment of whatsoever nature in respect of moneys to be borrowed);

(b)                               any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)                                any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)                               the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)                                receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)                                  any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)                               any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account) only to the extent such derivative transactions are recorded in the balance sheet of any member of the Group in accordance with GAAP;

(h)                               any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(i)                                   any amount raised by the issue of redeemable shares;

(j)                                   any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into this agreement is to raise finance; and

(k)                                (without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above;

“GAAP” means, as the case maybe, the International Accounting Standards and IFRS established by the I.A.S.B. (International Accounting Standards Board), as per EC Regulation 1606/2002 or Italian GAAP or any other generally accepted accounting principles as in effect from time to time in the Republic of Italy or US GAAP or any other generally accepted accounting principles as in effect from time to time in USA;

“Guarantor” means each Original Guarantor and any Additional Guarantor;

“Group” means the Borrower and its Subsidiaries for the time being (and, for the avoidance of doubt, following any Acquisition “Group” shall include any relevant Target Group for the time being);

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary;

“Indebtedness for Borrowed Money” means Financial Indebtedness save for any indebtedness for or in respect of paragraphs (g), (h) and (k) of the definition of “Financial Indebtedness”;

“Intellectual Property” means all patents, trade marks, service marks, designs, models, business names, copyrights, design rights, inventions, confidential information, know-how and other intellectual property rights and interests, whether registered or unregistered, and the benefit of all licences, applications, rights to use and monies deriving from any such intellectual property now or hereafter belonging to any member of the Group;

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest);

“IRS” means the United States Internal Revenue Service or any successor thereto;

“Italian Civil Code” means the Civil Code enacted by Royal Decree No. 262 of 6 March 1942, as in full force and effect at any relevant time in the Republic of Italy;

“Italian GAAP” means the statutory accounting principles generally accepted in Italy, as may be interpreted and amended by the “Consiglio Nazionale dei Commercialisti” and the “Consiglio Nazionale dei Ragionieri” or the “Organismo Italiano di Contabilità” (O.I.C.);

“Italian Obligor” means Luxottica Group S.p.A. or Luxottica S.r.l.;

“Lender” means:

(a)                                any Original Lender; and

(b)                               any bank or financial institution which has become a Party in accordance with Clause 23 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement;

“LMA” means the Loan Market Association;

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan;

“Majority Lenders” means:

(a)                                if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 and 2/3 per cent of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 and 2/3 per cent of the Total Commitments immediately prior to the reduction); or

(b)                               at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 and 2/3 per cent of all the Loans then outstanding;

“Mandatory Cost” means the percentage rate per annum calculated by the Agent, in accordance with Schedule 4 (Mandatory Cost formulae) and which, for the avoidance of doubt, shall not include any costs incurred in relation to Basel II;

“Margin” means, provided that no Event of Default has occurred which is continuing:

(a)                                2.50 per cent per annum for the period commencing on the Signing Date up to the delivery of the first Compliance Certificate;

(b)                               with effect from the delivery of the first Compliance Certificate, the Margin will be calculated by reference to ratio of Consolidated Total Net Debt to Consolidated EBITDA, as set out at any time other than during the Pro-Forma Relevant Period in the Consolidated Financial Statements or in the Consolidated Quarterly Financial Statements (as the case may be) or during the Pro-Forma Relevant Period as set out in the Consolidated Pro-Forma Financial Statements or in the Consolidated Quarterly Pro-Forma Financial Statements (as the case may be), in each case, most recently delivered in accordance with Clause 19.1 (Financial Statements) of this Agreement (excluding for the avoidance of doubt the Consolidated Quarterly Financial Statements for the quarters ending on or prior to 30 September 2009 (included)) as reflected in the relevant Compliance Certificate and shall be the percentage per annum set out opposite such range in the margin grid table below:

Margin Grid Table

Ratio of Consolidated Total Net Debt to Consolidated EBITDA	Margin (per cent per annum)
Lower than or equal to 1.5x	1.75
Greater than 1.5x but lower than or equal to 2.0x	2.00
Greater than 2.0x but lower than or equal to 2.5x	2.25
Greater than 2.5x but lower than or equal to 3.0x	2.50
Greater than 3.0x	3.00

(and any reduction or increase in the Margin pursuant to this paragraph (b) shall take effect in relation to any Loan, five Business Days after receipt by the Agent of the Compliance Certificate pursuant to Clause 19.2 (Compliance Certificate));

(c)                                if at any time an Event of Default has occurred and is continuing the Margin shall be 3.00 per cent per annum;

(d)                               the change to the Margin set out in paragraph (c) above shall apply from and including the date on which an Event of Default has occurred or come into existence until but excluding the date on which such Event of Default is no longer continuing;

“Material Adverse Effect” means a material adverse effect on:

(a)                                the business, or financial condition of the Group taken as a whole;

(b)                               the ability of an Obligor to perform its payment obligations under the Finance Documents; or

(c)                                the validity or enforceability of the Finance Documents or the rights or remedies of any Finance Party under the Finance Documents;

“Material Subsidiary” means, at any time, a Subsidiary of the Borrower whose total assets or turnover (excluding intra-Group items) then equal or exceed 5 per cent of the Consolidated Total Assets or turnover of the Group. For this purpose:

(a)                                the total assets or turnover of a Subsidiary of the Borrower will be determined from its financial statements (consolidated if it has subsidiaries) upon which the latest audited financial statements of the Group have been based;

(b)                               if a Subsidiary of the Borrower becomes a member of the Group after the date on which the latest Consolidated Financial Statements or the Consolidated Quarterly Financial Statements (as the case may be) of the Group have been prepared, the total assets or turnover of that Subsidiary will be determined from its latest financial statements;

(c)                                the Consolidated Total Assets or turnover of the Group will be determined from the latest Consolidated Financial Statements or Consolidated Quarterly Financial Statements (as the case may be), adjusted on any Quarter Date (where appropriate) to reflect the total assets or turnover of any company or business subsequently acquired or disposed of; and

(d)                               if a Material Subsidiary disposes of all or substantially all of its assets to another Subsidiary of the Borrower, it will immediately cease to be a Material Subsidiary and the other Subsidiary (if it is not already) will immediately become a Material Subsidiary; the subsequent financial statements of those Subsidiaries and the Group will be used to determine whether those Subsidiaries are Material Subsidiaries or not.

If there is a dispute as to whether or not a company is a Material Subsidiary, a certificate of the auditors of the Borrower will be, in the absence of manifest error, conclusive;

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)                                if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)                               if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period;

“Multiemployer Plan” means a “multiemployer plan” (as defined in Section (3)(37) of ERISA) contributed to for any employees of a U.S. Group Company or any ERISA Affiliate;

“Obligor” means the Borrower or a Guarantor;

“Original Financial Statements” means:

(a)                                in relation to the Borrower, the audited Consolidated Financial Statements for its financial year ended 31 December 2008;

(b)                               in relation to Luxottica U.S. Holdings Corp., its audited financial statements for its financial year ended 31 December 2008; and

(c)                                in relation to Luxottica S.r.l., its financial statements for its financial year ended 31 December 2008;

“Participating Member State” means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union;

“Party” means a party to this Agreement;

“PBGC” means the U.S. Pension Benefit Guaranty Corporation, or any entity succeeding to all or any of its functions under ERISA;

“Permitted Security” means any of the Security listed in paragraph 21.3.3(i) to 21.3.3(vii) of Clause 21.3 (Negative Pledge);

“Pro-Forma Relevant Period” means the period starting from the date on which an Acquisition is completed and ending on the Business Day immediately preceding the Quarter Date falling not less than 12 Months after the date on which that Acquisition is completed;

“Qualifying Lender” means, as at the date of this Agreement or, in the case of an assignee or transferee under Clause 23 (Changes to the Lenders), as at the date of such assignment or (as the case may be) as at the date of the relevant Transfer Certificate:

(i)                              a bank or financial institution that is a resident in Italy for Italian tax purposes not acting for the purposes of this Agreement through a permanent establishment (stabile organizzazione) located outside of Italy; or

(ii)                           a permanent establishment (stabile organizzazione) in Italy of a bank or financial institution that is not resident in Italy for tax purposes, for which any interest received under this Agreement is business income (reddito di impresa) according to Articles 81 and 152, paragraph 1, of the Presidential Decree no. 917 of 22 December 1986; or

(iii)                        a Lender which: (a) is treated as a resident for tax purposes in a country which has a double taxation treaty with Italy pursuant to which no withholding on account of income tax is required to be made on any payments under this Agreement, and (b) does not carry on a business in Italy through a permanent establishment (stabile organizzazione) with which that Lender’s participation in the Loan is effectively connected;

“Qualified Shareholder” means:

(a)                                any Del Vecchio Family Member;

(b)                               any company controlled or jointly controlled (under the meaning of IAS 31) by a Del Vecchio Family Member; or

(c)                                any trust or other similar entity in which a Del Vecchio Family Member whether alone or together with one or more other Del Vecchio Family Members, has all or substantially all of the beneficial interests;

“Quarter Date” means each 31 March, 30 June, 30 September and 31 December;

“Quotation Day” means the second TARGET Day before the first day of an Interest Period unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days);

“Reference Banks” means the principal offices of Mediobanca — Banca di Credito Finanziario S.p.A., Calyon S.A., Deutsche Bank S.p.A. and UniCredit Corporate Banking S.p.A.;

“Relevant Interbank Market” means the European interbank market;

“Relevant Period” means each period of 12 months ending on the last day of the Borrower’s financial year and each period of 12 months ending on the last day of each quarter of the Borrower’s financial year;

“Repeating Representations” means each of the representations set out in Clauses 18.1 (Status) to 18.6 (Governing law and enforcement) and Clause 18.9 (No Default) to Clause 18.22 (ERISA and Multiemployer Plans) other than paragraph 18.9.2 (No Default), Clause 18.10 (No misleading information) and paragraph 18.11.3 (Financial Statements);

“Restricted Party” means any person listed:

(a)          in the Annex to the Executive Order;

(b)                        on the “Specially Designated Nationals and Blocked Persons” list maintained by the OFAC; or

(c)          in any successor list to either of the foregoing.

“Screen Rate” has the meaning given to it in the definition of “EURIBOR”;

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect;

“Selection Notice” means a notice substantially in the form set out in Part 2 of Schedule 3 (Requests) given in accordance with Clause 9 (Interest Periods);

“Signing Date” means the date of this Agreement;

“Specified Time” means a time determined in accordance with Schedule 9 (Timetables);

“Subsidiary” means in relation to any company or corporation, a company or corporation:

(a)                                which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)                               more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(c)                                which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body;

“Super Majority Lenders” means:

(a)                                if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 85 per cent of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 85 per cent of the Total Commitments immediately prior to the reduction); or

(b)                               at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 85 per cent of all the Loans then outstanding;

“Target” means any entity or group of entities which is the objective of an Acquisition;

“Target Group” means any Target together with its Subsidiaries from time to time;

“TARGET2” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007;

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro;

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

“Termination Date” means: the date falling 3 (three) years from the first Utilisation Date, provided that if such day is not a Business Day, it shall be the immediately preceding Business Day;

“Total Commitments” means the aggregate of the Commitments being Euro 300,000,000 at the date of this Agreement;

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower;

“Transfer Date” means, in relation to a transfer, the later of:

(a)                                the proposed Transfer Date specified in the Transfer Certificate; and

(b)                               the date on which the Agent executes the Transfer Certificate;

“Unfunded Pension Liability” means the excess of an Employee Plan’s benefit liabilities under Section 4001 (a)(16) of ERISA, over the current value of that plan’s assets, determined in accordance with the assumptions used for funding the Employee Plan pursuant to Section 412 of the Code for the applicable plan year;

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents;

“US GAAP” means generally accepted accounting principles in the United States of America;

“U.S. Group Company” means any member of the Group incorporated in any State of the United States of America;

“Utilisation” means a utilisation of the Facility;

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made;

“Utilisation Request” means a notice substantially in the form set out in Part 1 of Schedule 3 (Requests); and

“VAT” means the value added tax provided for by Presidential Decree no. 633 of 26 October 1972 and any other tax of a similar nature.

1.2                            Construction

1.2.1                   Unless a contrary indication appears any reference in this Agreement to:

(i)                                  the “Agent”, any “Mandated Lead Arranger and Bookrunner”, any Finance Party, any “Lender”, any “Obligor”, any “Party” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)                               “assets” includes present and future properties, revenues and rights of every description;

(iii)                            a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(iv)                           “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)                              a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(vi)                           a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)                        a provision of law is a reference to that provision as amended or re-enacted; and

(viii)                     a time of day is a reference to Milan time unless otherwise stated.

1.2.2                   Section, Clause and Schedule headings are for ease of reference only.

1.2.3                   Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.4                   A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is continuing if it has not been waived.

1.3                            Currency Symbols and Definitions

“Euro, € or EUR” means the single currency of the Participating Member States.

Section 2
The Facility

2                                      The Facility

2.1                            The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a term loan facility in an aggregate amount equal to the Total Commitments.

2.2                            Finance Parties’ rights and obligations

2.2.1                   The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.2.2                   The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

2.2.3                   A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3                                      Purpose

3.1                            Purpose

The Borrower shall apply all amounts borrowed by it under the Facility in refinancing, also through intercompany loans, the existing indebtedness of the Group (including Subsidiaries incorporated outside of Italy ) and towards the general corporate purposes of the Group. For avoidance of any doubt, no amounts borrowed under the Facility shall be used for acquisition purposes.

3.2                            Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4                                      Conditions of Utilisation

4.1                            Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions Precedent to initial Utilisation) in form and substance satisfactory to the Agent acting reasonably. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.2                            Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

4.2.1                   no Default is continuing or would result from the proposed Loan; and

4.2.2                   the Repeating Representations to be made by each Obligor are true in all material respects.

4.3                            Maximum number of Loans

A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than 3 Loans would be outstanding.

Section 3
Utilisation

5                                      Utilisation

5.1                            Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2                            Completion of a Utilisation Request

5.2.1                   Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)                                  the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)                               the amount of the Utilisation comply with Clause 5.3 (Amount); and

(iii)                            the proposed Interest Period complies with Clause 9 (Interest Periods).

5.2.2                   Only one Loan may be requested in each Utilisation Request.

5.3                            Amount

The amount of the proposed Loan must be a minimum of Euro 50,000,000 or, if less, the Available Facility.

5.4                            Lenders’ participation

5.4.1                   If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

5.4.2                   The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

Section 4
Repayment, Prepayment and Cancellation

6                                      Repayment

6.1                            Repayment of the Loans

The Borrower shall repay the Loans made to it in full on the Termination Date.

7                                      Prepayment and Cancellation

7.1                            Illegality

If, at any time, it is or it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan and provided that such unlawfulness cannot be resolved by the relevant Lender transferring pursuant to Clause 35.3 (Replacement of a Lender) all its interests, rights and obligations under this Agreement( in which case that Lender shall transfer its Commitment and participation at the Borrower’ request):

7.1.1                   that Lender shall promptly notify the Agent upon becoming aware of that event;

7.1.2                   upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

7.1.3                   the Borrower shall repay that Lender’s participation in the Loans made to it on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent which shall not be earlier than the last date as determined by applicable law or regulation for the repayment of any such Loan.

7.2                            Change of control

7.2.1                   If any person or group of persons (acting in concert) other than a Qualified Shareholder gains the control of the Borrower (a “Control Event”), the Borrower shall promptly, as soon it can do so without breaching any applicable law or regulation or contract and subject always to Clause 24 (Confidentiality), notify the Agent upon becoming aware of that event.

7.2.2                   If a Control Event has occurred and within 45 days following the earlier of the date on which (i) the Agent receives the notice referred to in paragraph 7.2.1; and (ii) the Agent becomes otherwise aware of the occurrence of a Control Event, the Agent, so instructed by the Majority Lenders, declares that the Total Commitments are cancelled and all outstanding Loans, together with all other amounts accrued under the Finance Documents are immediately due and payable by delivering a written notice to the Borrower to this effect, then all outstanding Loans, together with accrued interest, Break Costs, if any, and all other amounts accrued under the Finance Documents, shall become immediately due and payable and the Borrower shall repay or prepay such Loans upon receipt of the relevant notice.

7.2.3                   For the purposes of this Clause 7.2 “control” shall be construed in accordance with Article 2359 of the Italian Civil Code and Article 93 of Legislative Decree No. 58 of 24 February 1998 (as subsequently amended or supplemented).

7.3                            Voluntary cancellation

Without penalty or cost, the Borrower may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of Euro 10,000,000) of the Available Facility. Any cancellation under this Clause 7.3 shall reduce the Commitments rateably under the Facility.

7.4                            Automatic Cancellation

Following the lapse of the Availability Period, the whole Available Facility shall automatically be cancelled.

7.5                            Voluntary prepayment

7.5.1                   The Borrower may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice and subject to the payment of the Break Costs, if any, under Clause 7.7.2, prepay the whole or any part of the Facility (but, if in part, being a minimum amount of Euro 10,000,000).

7.5.2                   Any prepayment under this Clause 7.5 shall be applied against the participations of the Lenders pro rata.

7.6                            Right of repayment and cancellation in relation to a single Lender

7.6.1                   Without prejudice and subject to the applicable provisions Clause 35.3 below, if:

(i)                                  any sum payable to any Lender by an Obligor is required to be increased under Clause 12.2 (Tax gross up); or

(ii)                               any Lender claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs),

the Borrower may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Agent 5 Business Days prior notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

7.6.2                   Following the lapse of the 5 Business Days period from receipt of a notice referred to in paragraph 7.6.1 above, the Commitment of that Lender shall immediately be reduced to zero.

7.6.3                   On the last day of each Interest Period which ends after the Borrower has given notice under paragraph 7.6.1 above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay at cash and at par that Lender’s participation in that Loan together with all accrued interest, Break Costs, if any, and other amounts payable in relation thereto under the Finance Documents.

7.7                            Restrictions

7.7.1                   Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

7.7.2                   Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs (other than in the case of prepayment under Clause 7.1 (Illegality) in respect of which no Break Costs shall be payable), without premium or penalty.

7.7.3                   The Borrower may not reborrow any part of the Facility which is prepaid.

7.7.4                   The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

7.7.5                   No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

7.7.6                   If an Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

Section 5
Costs of Utilisation

8                                      Interest

8.1                            Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

8.1.1                   Margin;

8.1.2                   EURIBOR; and

8.1.3                   Mandatory Cost, if any.

8.2                            Payment of interest

The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period.

8.3                            Default interest

8.3.1                   If an Obligor fails to pay any amount (other than interest) payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph 8.3.2 below, is one per cent per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Obligor on demand by an Agent.

8.3.2                   If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)                                  the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)                               the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent per annum higher than the rate which would have applied if the overdue amount had not become due.

8.3.3                   Default interest (if unpaid) arising on an overdue amount will not be compounded with the overdue amount at the end of each Interest Period and will remain immediately due and payable.

8.4                            Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

8.5                            Anti-usury provisions

For the avoidance of doubt, notwithstanding any other provision of the Finance Documents, if at any time the interest rate stated to be payable under this Agreement would cause a breach of Italian anti-usury laws, then the interest rate payable under this Agreement shall be capped at the maximum amount permitted to be payable under Italian anti-usury laws.

9                                      Interest Periods

9.1                            Selection of Interest Periods

9.1.1                   The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

9.1.2                   Each Selection Notice is irrevocable and must be delivered to the Agent by the Borrower not later than the Specified Time.

9.1.3                   If the Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph 9.1.2 above, the relevant Interest Period will be three Months.

9.1.4                   Subject to this Clause 9, a Borrower may select an Interest Period of one, three or six Months or any other period agreed between the Borrower and the Agent acting on the instructions of all the Lenders.

9.1.5                   An Interest Period for a Loan shall not extend beyond the Termination Date applicable to the Facility.

9.1.6                   Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of the relevant preceding Interest Period.

9.2                            Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

9.3                            Consolidation

If two or more Interest Periods end on the same date, the relevant Loans will, unless the Borrower specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

10                               Changes to the Calculation of Interest

10.1                     Absence of quotations

Subject to Clause 10.2 (Market disruption) if EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2                     Market disruption

10.2.1            If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)                                  the Margin;

(ii)                               the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)                            the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

10.2.2            In this Agreement “Market Disruption Event” means:

(i)                                  at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine EURIBOR for the relevant currency and Interest Period; or

(ii)                               before close of business in Milan on the Quotation Day for the relevant Interest Period, the Agent receives notifications from Lenders whose participations in a Loan exceed 30 per cent of that Loan that the cost to them of funding its share in that Loan deposits in the Relevant Interbank Market is in excess of EURIBOR for the relevant currency and term.

10.3                     Alternative basis of interest or funding

10.3.1            If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

10.3.2            Any alternative basis agreed pursuant to paragraph 10.3.1 above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

10.4                     Break Costs

10.4.1            Subject to Clause 7.7.2, each Borrower shall, within five Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

10.4.2            Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11                                Fees

11.1                      Facility fee

The Borrower shall pay to the Mandated Lead Arrangers and the Bookrunners a facility fee in the amount and at the times agreed in the Facility Fee Letter.

11.2                      Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in the Agency Fee Letter.

Section 6
Additional Payment Obligations

12                               Tax Gross-up and Indemnities

12.1                     Definitions

12.1.1            In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

“Treaty Lender” means a Lender, described in paragraph (iii) of the definition of Qualifying Lender.

12.1.2            Unless a contrary indication appears, in this Clause a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination acting reasonably and in good faith.

12.2                     Tax gross-up

12.2.1            Each Obligor shall make all payments to be made by it under the Agreement without any Tax Deduction, unless a Tax Deduction is required by law.

12.2.2            The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

12.2.3            Except as provided below in paragraphs 12.2.4 and 12.2.7, if a Tax Deduction for or on account of any Tax is required by any law to be made by an Obligor or the Agent, the amount of the payment due from that Obligor shall be increased to an amount which (after making such Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

12.2.4            An Obligor is not required to make an increased payment to a Lender under paragraph 12.2.3 above for a Tax Deduction from any payment under this Agreement, if on the date on which the payment falls due:

(i)                                  the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than (a) as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application) of any law, treaty, or any published practice or concession of any relevant taxing authority; or (b) as a result of the action or omission to act by an Obligor including but not limited to the failure to deliver any relevant tax certificates; or

(ii)                               the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph 12.2.8 below.

12.2.5            If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

12.2.6            Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.2.7            If a Tax Deduction is required by law to be made by an Obligor or the Agent and such Tax Deduction results from a transfer by a Lender of its interest in a Facility or arises on account of Tax under legislation in force on the date of this Agreement and the Tax Deduction would have been avoided if the Lender had complied with its obligations to complete any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction, an Obligor shall not be obligated to pay any additional amounts in respect of any such Tax Deduction pursuant to paragraph 12.2.3.

12.2.8            A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

12.2.9            Each Lender confirms to the Borrower that at the date hereof or, if later, the date it becomes a Lender hereunder, it is a Qualifying Lender and hereby agrees that it shall promptly notify the Obligors and the relevant Agent if at any time from the date hereof it ceases to be a Qualifying Lender.

12.3                     Tax indemnity

12.3.1            The Borrower shall (within five Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines (provided that such Protected Party provides the Borrower with written evidence of the loss, liability or cost so determined) will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document other than any such loss, liability or cost that results from a transfer by a Lender of its interest in the Facilities or that arises on account of Tax under legislation in force on the date of this Agreement.

12.3.2            Paragraph 12.3.1 above shall not apply:

(i)                                  with respect to any Tax assessed on a Finance Party:

(a)                        under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(b)                       under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable or attributable to an equivalent aggregate income tax base as defined in the relevant income tax provisions (but not any sum deemed to be received or receivable including any amount treated as income but not actually received by the Finance Party, such as a Tax Deduction) by that Finance Party; or

(ii)                               to the extent a loss, liability or cost:

(a)                        is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or

(b)                       would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph 12.2.4 or 12.2.7 of Clause 12.2 (Tax gross-up) applied.

12.3.3            A Protected Party making, or intending to make a claim under paragraph 12.3.2(ii)(a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall promptly notify the Borrower.

12.3.4            A Protected Party shall, on receiving a payment from an Obligor under this Clause, notify the Agent.

12.4                     Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

12.4.1            a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

12.4.2            that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5                     Stamp taxes

The Borrower shall pay and, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document (excluding for the avoidance of doubt, any stamp registration and other similar taxes arising or incurred in connection with a transfer, assignment or novation of any Facility or part thereof, unless such transfer, assignment or novation is entered into at the request of an Obligor).

12.6                     Value added tax

12.6.1            All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

12.6.2            Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment of the VAT.

13                               Increased Costs

13.1                     Increased costs

13.1.1            Subject to Clause 13.3 (Exceptions to increased costs) the Borrower shall, within five Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

13.1.2            In this Agreement “Increased Costs” means:

(i)                                  a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)                               an additional or increased cost; or

(iii)                            a reduction of any amount due and payable under any Finance Document,

which is reasonably incurred or suffered and documented by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2                     Increased cost claims

13.2.1            A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

13.2.2            Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3                     Exceptions to increased costs

13.3.1            Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)                                  attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)                               attributable to implementation or application of a compliance with International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, finance party or any of its affiliates);

(iii)                            compensated for under another Clause (or would have been but for an exception to that Clause);

(iv)                           attributable to any breach by any Finance Party or its Affiliates of any law or regulation; or

(v)                              arising from or as a consequence of any transfer or sub-participation of a Lender’s interest in the Facility.

13.3.2            In this Clause, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12.1 (Definitions).

14                               Other Indemnities

14.1                     Currency indemnity

14.1.1            If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)                                  making or filing a claim or proof against that Obligor; or

(ii)                               obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

14.1.2            Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2                     Other indemnities

The Borrower shall (or shall procure that an Obligor will), within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

14.2.1            the occurrence of any Event of Default;

14.2.2            a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Finance Parties);

14.2.3            funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

14.2.4            a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower.

14.3                     Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

14.3.1            investigating any event which it reasonably believes is a Default; or

14.3.2            acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

15                               Mitigation by the Lenders

15.1                     Mitigation

15.1.1            Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities), Clause 13 (Increased costs) or paragraph 3 of Schedule 4 (Mandatory Cost formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

15.1.2            Paragraph 15.1.1 above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2                     Limitation of liability

15.2.1            The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred and documented by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

15.2.2            A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16                               Costs and Expenses

16.1                     Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 29.9 (Change of currency), the Borrower shall, within five Business Days of demand, reimburse the Agent for the amount of all costs and expenses

(including pre agreed legal fees) reasonably incurred and documented by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.2                     Enforcement costs

The Borrower shall, within five Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees and any registration taxes) incurred and documented by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

Section 7
Guarantee

17                               Guarantee and Indemnity

17.1                     Guarantee and indemnity

Each Guarantor irrevocably and unconditionally (in via autonoma ed ogni eccezione rimossa) jointly and severally:

17.1.1            guarantees to each Finance Party punctual performance by the Borrower of all the Borrower’s obligations under the Finance Documents;

17.1.2            undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, it shall within five Business Days of receiving a demand pay that amount as if it was the principal obligor; and

17.1.3            indemnifies each Finance Party within five Business Days of receiving a demand  against any cost, loss or liability reasonably incurred or suffered and documented by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

17.2                     Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3                     Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

17.3.1            the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

17.3.2            each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

17.4                     Waiver of defences

To the greatest extent permitted by applicable mandatory law provisions, the obligations of each Guarantor under this Clause 17 will not be affected by any act, omission, matter or thing which, but for this Clause 17, would reduce, release or prejudice any of its obligations under this Clause 17 (without limitation and whether or not known to it or any Finance Party) including:

17.4.1            any time, waiver or consent granted to, or composition with, any Obligor or other person;

17.4.2            the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

17.4.3            the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

17.4.4            any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

17.4.5            any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

17.4.6            unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security;

17.4.7            any circumstances set out in Articles 1939, 1945, 1953, 1955, 1956 and 1957 of the Italian Civil Code; or

17.4.8            any insolvency or similar proceedings.

17.5                     Immediate recourse

Subject to Clause 17.6 (Requirement of notice), each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.6                     Requirement of notice

A Finance Party may not make any claim against a Guarantor unless such Finance Party has first delivered a written notice to the Borrower notifying it of its failure to perform its payment obligations under the Finance Documents.

17.7                     Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

17.7.1            refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

17.7.2            hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 17.

17.8                     Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

17.8.1            to be indemnified by an Obligor;

17.8.2            to claim any contribution from any other Guarantor of any Obligor’s obligations under the Finance Documents; and/or

17.8.3            to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

17.9                     Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

17.10              Limitations

17.10.1    Notwithstanding anything to the contrary contained herein or in any other Finance Document, the parties hereto agree that:

(i)                                  the obligations of Luxottica S.r.l. under this Clause 17 (Guarantee and Indemnity) shall not exceed at any time in aggregate the lower between (i) the amount corresponding to its Net Worth (as defined below) as calculated at the date of occurrence of the circumstance which triggered the enforceability of the relevant obligations on the basis of its most recent audited annual financial statements and (ii) the Net Worth of Luxottica S.r.l. resulting from its Original Financial Statements equal to Euro 377,450,608;

(ii)                               the obligations of Luxottica U.S. Holdings Corp.’s and any other Additional Guarantor incorporated in the USA (in such capacity a “US Guarantor”) under this Clause 17 (Guarantee and Indemnity) shall be limited at any time to an amount not to exceed in aggregate as of any date of determination the greater of:

(a)                        the net amount of all Loans and other extensions of credit advanced under the Finance Documents which are indirectly re-loaned or otherwise transferred to, or incurred for the benefit of, that US Guarantor, plus interest thereon at the applicable rate specified in this Agreement; and

(b)                       the amount that could be claimed by the Agent and the Lenders from that US Guarantor under this Guarantee without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, the US Guarantor’s right of contribution and indemnification from each other Guarantor under Clause 17.10.2 below.

17.10.2     To the extent that any Guarantor shall make a payment under this Guarantee (a “Guarantor Payment”) of all or any obligations of the Borrower (“Guaranteed Obligations”) that, taking into account all other Guarantor Payments then previously or concurrently made by the other Guarantors, exceeds the amount that such Guarantor would otherwise have paid if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion that such Guarantor’s “Allocable Amount” (as defined below) (in effect immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of all of Guarantors in effect immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guaranteed Obligations and termination of the Commitments, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each of the other Guarantors for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the maximum amount of the claim that could then be recovered from such Guarantor under this Guarantee without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law of the jurisdiction of such Guarantor.

This paragraph 17.10.2 is intended only to define the relative rights of Guarantors and nothing set forth in this paragraph 17.10.2 is intended to or shall impair the obligations of Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guarantee.

The rights of the parties under this paragraph 17.10.2 shall be exercisable upon the full and indefeasible payment of the Guaranteed Obligations and the termination of the Agreement and the other Finance Documents.

The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of any Guarantor to which such contribution and indemnification is owing.

“Net Worth” means the total value of the “Patrimonio Netto” of the Guarantor pursuant to the definition of Article 2424 of the Italian Civil Code.

17.11               Additional Guarantors

17.11.1      Subject to compliance with the provisions of Clause 19.7 (“Know your customer” checks and other regulatory requirements”), the Borrower may request that any of its Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:

(i)                                  the Borrower delivers to the Agent a duly completed and executed Accession Letter; and

(ii)                               the Agent has received all of the documents and other evidence listed in Part 1 of Schedule 12 (Additional Guarantors) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent (acting reasonably and in good faith).

17.11.2      The Agent shall notify the Borrower and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it but acting reasonably and in good faith) all the documents and other evidence listed in Part 1 of Schedule 12 (Additional Guarantors).

17.11.3      Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

Section 8
Representations, Undertakings and Events of Default

18                               Representations

Other than expressly provided to the contrary in this Clause 18 (Representations), each Obligor makes the representations and warranties set out in this Clause 18 to each Finance Party on the date of this Agreement.

18.1                     Status

18.1.1            It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation subject to Clause 21.7 (Merger).

18.1.2            It and each of its Material Subsidiaries has the power to own its assets and carry on its business as it is being conducted save to the extent otherwise permitted by the terms of this Agreement.

18.2                     Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law as at the date of this Agreement limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations.

18.3                     Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

18.3.1            any law or regulation applicable to it;

18.3.2            its or any of its Subsidiaries’ constitutional documents; or

18.3.3            any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets in any material respect.

18.4                     Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

18.5                     Validity and admissibility in evidence

All Authorisations required:

18.5.1            to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

18.5.2            to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

18.6                     Governing law and enforcement

18.6.1            The choice of Italian law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation; and

18.6.2            any judgment obtained in Italy in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation,

in each case subject to any general principles of law specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation).

18.7                     Deduction of Tax

It is not required to make any deduction under the Italian tax law for or on account of Tax from any payment it may make under any Finance Document to the Finance Parties which are Qualifying Lenders, provided that each such Finance Party that is or becomes eligible under any taxation treaty for a withholding tax exemption takes any action required to be taken under the relevant laws or regulations to benefit from such withholding tax exemption.

18.8                     No filing or stamp taxes

Under the laws of its jurisdiction of incorporation, it is not necessary that this Agreement or any of the Finance Documents be filed, recorded or enrolled with any court or other authority in such jurisdiction or that any stamp, registration or similar tax be paid on or in relation to this Agreement or the Finance Documents or the transactions contemplated by the Finance Documents save for:

18.8.1            if this Agreement or a Finance Document is enforced in Italy either by way of a direct court judgment or an exequatur of a judgment rendered outside Italy, the following taxes may become payable:

(i)                                  a registration tax at a rate not exceeding 3 per cent on any amount awarded under the judgment; and

(ii)                               a further registration tax at a rate of up to 3 per cent on any amount outstanding under this Agreement or a Finance Document if the judgment refers to this Agreement or such Finance Document provided that it is entered into between the same parties to which the judgment is rendered and this Agreement or such Finance Document has not been previously registered;

18.8.2            if this Agreement or any Finance Document is filed with any public body or any court in connection with the performance of any administrative functions (caso d’uso) in Italy, registration tax may become payable in relation to this Agreement or any Finance Document which has not been previously registered or the documentary taxes payable in respect of which have not been franked by the payment of imposta sostitutiva in relation to this Agreement, at a rate up to 3 per cent on any amount outstanding thereunder;

18.8.3            if this Agreement or any Finance Document is filed with any public body or any court in connection with the performance of any administrative functions (caso d’uso) in Italy, stamp duties will become payable at a nominal rate (currently €10.64 per foolscap sheet), in respect of any Finance Document the documentary taxes payable in respect of which have not been franked by the payment of imposta sostitutiva in relation to this Agreement; and

18.8.4            any registration or filing required to be made with the US Securities and Exchange Commission, Consob or any other regulatory authority.

18.9                     No default

18.9.1            No Event of Default is continuing or would reasonably be expected to result from the making of any Utilisation.

18.9.2            No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its assets or the assets of any of its Subsidiaries are subject which is reasonably likely to have a Material Adverse Effect.

18.10              No misleading information

18.10.1     Any factual written information supplied by any member of the Group pursuant to the terms of this Agreement (the “Information”) is true and accurate in all material respects as at the date it is provided or as at the date (if any) at which it is stated.

18.10.2     To the best of its knowledge and belief, nothing has occurred or been omitted from the Information which would result in the Information being untrue or misleading in any material respect.

18.10.3     Any financial projections contained in the Information have been prepared in good faith on the basis of recent historical information and on the basis of assumptions believed to be reasonable at the time such financial projections were prepared.

18.10.4     The representations and warranties in this Clause 18.10 are made as and when the relevant information is provided.

18.11               Financial statements

18.11.1      The most recent Consolidated Financial Statements delivered to the Agent was prepared in accordance with GAAP consistently applied and fairly represents the consolidated financial condition and operations of the Group during the relevant financial year.

18.11.2      The most recent Consolidated Quarterly Financial Statements delivered to the Agent was prepared in accordance with GAAP consistently applied and fairly represents the consolidated financial condition and operations of the Group during the relevant quarter of the financial year.

18.11.3      There has been no material adverse change in the business or consolidated financial condition of the Group since the date of the Original Financial Statements which would affect the Borrower’ ability to perform their payment obligations under the Finance Documents.

18.12              Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.13              No proceedings pending or threatened

No litigation, arbitration, investigation or administrative proceedings of or before any court, arbitral body or agency have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries which are reasonably likely to be adversely determined and, if adversely determined, are reasonably likely to have a Material Adverse Effect.

18.14              Environmental matters

18.14.1     Each member of the Group has performed and observed in all material respects all Environmental Laws, Environmental Permits and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any real property which is or was at any time owned, leased or occupied by any member of the Group or on which any member of the Group has conducted any activity, in each case where failure to do so is reasonably likely to have a Material Adverse Effect.

18.14.2     No Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against any member of the Group which is reasonably likely to be adversely determined and if so determined is reasonably likely to have a Material Adverse Effect.

18.15              Taxation

18.15.1     It has duly and punctually paid and discharged all Taxes imposed upon it or its assets within the time period allowed without incurring penalties where failure to do so is reasonably likely to have a Material Adverse Effect (save to the extent that (i) payment is being contested in good faith, and (ii) payment can be lawfully withheld).

18.15.2     It is not materially overdue in the filing of any Tax returns when failure to do so is reasonably likely to have a Material Adverse Effect.

18.15.3     No claims are being or are reasonably likely to be assessed against it with respect to Taxes which are reasonably likely to be determined against it and, if so determined, are reasonably likely to have a Material Adverse Effect.

18.16              Intellectual Property

It is not aware of any adverse circumstance relating to validity, subsistence or use of any of the Group’s Intellectual Property which could reasonably be expected to have a Material Adverse Effect.

18.17              Security

Save for Permitted Security, no Security exists over all or any of the assets of any member of the Group.

18.18              Consents and Approvals and compliance with U.S. regulations

18.18.1     All consents, licences, authorisations and other approvals necessary for the conduct of the business of any member of the Group as carried on at the date hereof have been, or when required will be obtained where failure to obtain would reasonably be expected to have a Material Adverse Effect, their terms and conditions have been complied with where any failure to comply would reasonably be expected to have a Material Adverse Effect and they have not been and, so far as it is aware, will not be revoked or otherwise terminated where such revocation or termination is reasonably likely to have a Material Adverse Effect.

18.18.2     It is not engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System of the United States), or extending credit for the purpose of purchasing or carrying margin stock and no proceeds of any Loans will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

18.18.3     Neither it, nor its direct Holding Company, nor any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940. Neither the making of any Loan nor the application of the proceeds or repayment thereof by a Borrower, nor the consummation of the other transactions contemplated by the Finance Documents, will violate any provision of any such Act or any rule, regulation or order of the Securities and Exchange Commission of the United States thereunder.

18.18.4     No Obligor is subject to regulation under any United States Federal or State law or regulation that limits its ability to incur or guarantee indebtedness.

18.19              Anti-Terrorism Laws

18.19.1     No Obligor nor any Affiliate thereof is, or is controlled by, a Restricted Party. To the best of the Obligors’ knowledge, no Obligor nor any Affiliate thereof (i) has received funds or other property from a Restricted Party; or (ii) is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law.

18.19.2     Each Obligor and, to the best of the Obligors’ knowledge, each Affiliate thereof has taken reasonable measures to ensure compliance with the Anti-Terrorism Laws.

18.20              No Winding-up

Save for any Corporate Reconstruction as defined in and permitted by Clause 21.7 (Merger) and any other solvent reorganisation or solvent liquidation of any member of the Group (and solely in the case of a solvent liquidation other than an Obligor), no Obligor nor any of its Material Subsidiaries have taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief having made all reasonable enquiry) threatened in writing against any Obligor nor any of its Material Subsidiaries for its winding-up, dissolution, administration, extraordinary administration (amministrazione straordinaria), bankruptcy (fallimento) or composition with creditors (concordato preventivo) or equivalent proceeding in any other jurisdiction unless any Agreed Exception applies to such procedure.

18.21              Pension Schemes

Each member of the Group is in compliance with all applicable laws and contracts relating to pension schemes (if any) for the time being operated by it or in which it participates and each such pension scheme is adequately funded based on reasonable actuarial assumptions and recommendations as required by law in each case where failure to do so is reasonably likely to have a Material Adverse Effect.

18.22              ERISA and Multiemployer Plans

18.22.1     Each Employee Plan is in compliance in form and operation with ERISA and the Code and all other applicable laws and regulations save where any failure to comply would not reasonably be expected to have a Material Adverse Effect.

18.22.2     Each Employee Plan which is intended to be qualified under Section 401 (a) of the Code has been determined by the IRS to be so qualified.

18.22.3     There exists no Unfunded Pension Liability with respect to any Employee Plan, except as would not have a Material Adverse Effect.

18.22.4     No U.S. Group Company nor any ERISA Affiliate has incurred a complete or partial withdrawal from any Multiemployer Plan that would reasonably be expected to have a Material Adverse Effect, and if each of the U.S. Group Companies and each ERISA Affiliate were to withdraw in a complete withdrawal as of the date hereof, the aggregate withdrawal liability that would be incurred would not reasonably be expected to have a Material Adverse Effect.

18.22.5     Each U.S. Group Company and any ERISA Affiliate has made all material contributions to or under each such Employee Plan required by law within the applicable time limits prescribed thereby, the terms of such Employee Plan, or any contract or agreement requiring contributions to an Employee Plan save where any failure to comply would not reasonably be expected to have a Material Adverse Effect.

18.22.6     Neither any U.S. Group Company nor any ERISA Affiliate has incurred or reasonably expects to incur any liability to PBGC save for any liability for premiums due in the ordinary course or other liability which would not reasonably be expected to have a Material Adverse Effect.

18.23              Repetition

The Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on the date of each Utilisation Request and the first day of each Interest Period.

19                               Information Undertakings

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1                     Financial statements

19.1.1            The Borrower shall supply or procure the supply to the Agent in sufficient copies for all the Lenders:

(i)                                  as soon as practicable after the same become available, but in any event within 150 days after the end of each of its financial years its Consolidated Financial Statements for that financial year and/or (during the Pro-Forma Relevant Period), the Consolidated Pro-Forma Financial Statements. For the avoidance of doubt, the first Consolidated Financial Statements to be delivered hereunder shall be those relating to the financial year ending on 31 December 2009; and

(ii)                               as soon as practicable after the same become available, but in any event within 90 days after the end of each quarter (other than the last quarter in any financial year) of its financial years its Consolidated Quarterly Financial Statements and/or (during the Pro-Forma Relevant Period) the Consolidated Quarterly Pro-Forma Financial Statements for that quarter. For the avoidance of doubt, the first Consolidated Quarterly Financial Statement to be delivered hereunder shall be those relating to the quarter ending on 31 March 2010, provided that in case of Consolidated Pro-Forma Financial Statements and Consolidated Pro-Forma Quarterly Financial Statement, the Borrower shall provide the Agent with the information on the basis of which the relevant pro-forma statements have been drafted and any additional material information relating to the relevant Target which the Lenders may require acting reasonably, unless the disclosure of the information is not permitted by provisions of law or regulations or confidentiality undertakings agreed in writing.

19.1.2            If so requested by the Agent, any Guarantor shall supply to the Agent in sufficient copies for all the Lenders, as soon as they become available, but in any event within 150 days of each of its financial years its audited consolidated financial statements (but in the case of Guarantors other than Luxottica U.S. Holdings Corp. only, if actually prepared) or financial statements, as the case may be, which have been prepared in accordance with GAAP for that financial year, it being agreed and understood by the Parties that (i) Luxottica U.S. Holdings Corp shall provide its audited consolidated financial statements as long as the equivalent undertaking is provided under the U.S.$ 1,500,000,000 facility agreement dated 12 October 2007 entered into among, inter alios, the Borrower and Luxottica U.S. Holdings Corp. (the 2007 Facility Agreement); and (ii) in the event that the relevant undertaking of the 2007 Facility Agreement is amended (and/or formally waived) by the parties thereto and unless auditing of the consolidated financial statements is requested by applicable laws or regulations, Luxottica U.S. Holdings Corp. shall provide its consolidated financial statements together with any report, limited review and/or statement which shall be requested by the amended (or waived, as applicable) provision of the 2007 Facility Agreement.

19.2                     Compliance Certificate

19.2.1            The Borrower shall supply or procure to supply to the Agent, with each set of financial statements delivered pursuant to paragraph 19.1.1, a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 20 (Financial Covenants) as at the date as at which those financial statements were drawn up, it being understood and agreed that the first Compliance Certificate shall be delivered with the first Consolidated Financial Statements for the financial year ending on 31 December 2009.

19.2.2            Each Compliance Certificate shall be signed by any two directors of the Borrower and, other than during the Pro-Forma Relevant Period if required to be delivered with the financial statements delivered pursuant to paragraph 19.1.1(i), by the Borrower’s auditors, it being agreed that should the Borrower’s auditors refuse to sign the compliance certificate for internal policy reasons of such auditors (but not, for the avoidance of doubt, by reason of breach of the relevant financial covenant) this shall not be an Event of Default but the Borrower shall nevertheless use reasonable endeavours to ensure that its auditors provide some other form of confirmation in a form and substance satisfactory to the Lenders.

19.3                     Requirements as to financial statements

19.3.1            Each set of financial statements delivered by the Obligors pursuant to Clause 19.1 (Financial statements) shall be certified by an Authorised Signatory of the relevant Obligor as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

19.3.2

(i)                                  The Borrower shall procure that each set of financial statements delivered pursuant to Clause 19.1 (Financial statements) is prepared using GAAP, and in respect only of the Consolidated Financial Statements and Consolidated Quarterly Financial Statements using accounting practices and financial reference periods consistent with those applied in the preparation of its Original Financial Statements unless, in relation to any set of Consolidated Financial Statements or Consolidated Quarterly Financial Statements (as the case may be), it notifies the Agent that there has been a change in GAAP, or the accounting practices or reference periods and its auditors deliver to the Agent:

(a)                        a description of any change necessary for those Consolidated Financial Statements or Consolidated Quarterly Financial Statements (as the case may be) to reflect the GAAP, accounting practices and reference periods upon which its Original Financial Statements were prepared; and

(b)                       sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 20 (Financial covenants) has been complied with and make an accurate comparison between the consolidated financial position indicated in those financial statements and its Original Financial Statements.

(ii)                               If the Borrower notifies the Agent of a change in accordance with paragraph (i) above then the Borrower and Agent shall enter into negotiations in good faith with a view to agreeing:

(a)                        whether or not the change might result in any material alteration in the commercial effect of any of the terms of this Agreement; and

(b)                       if so, any amendments to this Agreement which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms,

and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

19.4                     Information: miscellaneous

In addition to the information undertaking provided under Clause 7.2.1 and any other information undertaking provided elsewhere in this Agreement, the Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

19.4.1            all documents dispatched by the Borrower to all of their respective creditors generally (in their capacity as creditors) at the same time as they are dispatched or as soon as practicable thereafter;

19.4.2            as soon as practicable upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, which are reasonably likely to be adversely determined and which would, if adversely determined, have a Material Adverse Effect; and

19.4.3            promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request which the Borrower can provide without breaching any applicable law or regulation or contract.

19.5                     Notification of default

Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

19.6                     Use of websites

19.6.1            The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Agent (the “Designated Website”) if:

(i)                                  the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)                               both the Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)                            the information is in a format previously agreed between the Borrower and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Borrower accordingly and the Borrower shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form.

19.6.2            The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

19.6.3            Each Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)                                  the Designated Website cannot be accessed due to technical failure;

(ii)                               the password specifications for the Designated Website change;

(iii)                            any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)                           any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)                              it become aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If a Borrower notifies the Agent under paragraph (i) or paragraph (v) above, all information to be provided by that Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

19.6.4            Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall comply with any such request within 10 Business Days.

19.7                     “Know your customer” checks and other regulatory requirements

19.7.1            Each Obligor shall (subject always to Clause 24 (Confidentiality)) promptly upon the request of the Agent or any Lender supply through the Agent, or procure the supply through the Agent of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective New Lender) in order for the Agent, such Lender or any prospective New Lender to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to any person that it is required to carry out pursuant to the transactions contemplated in the Finance Documents.

19.7.2            Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to any person that it is required to carry out pursuant to the transactions contemplated in the Finance Documents.

19.7.3            Pursuant to and in accordance with the transparency rules enacted under Article 9.1 of the CICR Resolution of 4 March 2003 effective as of October 2003 and the following transparency rules applicable to transactions and banking and financial services of Bank of Italy published in the Italian official gazette (Gazzetta Ufficiale) on 10 September 2009 (the “Transparency Rules”), the Parties mutually acknowledge and declare that this Agreement and any of its terms and conditions have been negotiated on an individual basis and, as a result, this Agreement falls into the category of the agreements “che costituiscono oggetto di trattativa individuale” which are exempted from the application of Section II of the Transparency Rules.

20                               Financial Covenants

20.1                     Financial definitions

In this Clause:

“Consolidated EBITDA” means in respect of any Relevant Period, the consolidated income from operations of the Group for that Relevant Period after adding back all amounts deducted from consolidated income from operations for depreciation, amortisation, write-downs of goodwill and other intangible assets, and extraordinary or non-recurring items, as determined (a) at any time other than during the Pro-Forma Relevant Period, from the Consolidated Financial Statements or the Consolidated Quarterly Financial Statements (as the case may be), or (b) during the Pro-Forma Relevant Period, from the Consolidated Pro-Forma Financial Statements or the Consolidated Quarterly Pro-Forma Financial Statements (as the case may be);

“Consolidated Net Finance Charges” means for any Relevant Period the consolidated amount of interest expense of the Group, minus interest income, all as determined from (a) at any time other than during the Pro-Forma Relevant Period, the Consolidated Financial Statements or the Consolidated Quarterly Financial Statements (as the case may be), or (b) during the Pro-Forma Relevant Period, from the Consolidated Pro-Forma Financial Statements or the Consolidated Quarterly Pro-Forma Financial Statements (as the case may be);

“Consolidated Total Net Debt” means at the end of any Relevant Period, as determined from the Consolidated Financial Statements or the Consolidated Quarterly Financial Statements (as the case may be), the sum of:

(i)                                  bank overdrafts; plus

(ii)                               current portion of notes payable; plus

(iii)                            current portion of long term debt; plus

(iv)                           notes payable; plus

(v)                              long term debt,

less:

(vi)                           Cash and Cash Equivalents; and

(vii)                        Restricted Cash; and

“Restricted Cash” means cash held as security against loans and other bank indebtedness.

20.2                     Financial condition

The Borrower shall ensure that:

20.2.1            Consolidated Total Net Debt in respect of any Relevant Period shall not at any time be equal to or exceed 3.5 times the Consolidated EBITDA for such Relevant Period.

20.2.2            Consolidated EBITDA in respect of any Relevant Period shall not be less than five times the Consolidated Net Finance Charges for such Relevant Period.

20.3                     Financial testing

The financial covenants set out in Clause 20.2 (Financial condition) shall be tested quarterly for each financial year by reference to (a) at any time other than during the Pro-Forma Relevant Period, each of the Consolidated Financial Statements or the Consolidated Quarterly Financial Statements (as the case may be) and/or each Compliance Certificate delivered pursuant to Clause 19.2 (Compliance Certificate), or (b) during the Pro-Forma Relevant Period, each of the Consolidated Pro-Forma Financial Statements or the Consolidated Quarterly Pro-forma Financial Statements (as the case may be) and/or each Compliance Certificate delivered pursuant to Clause 19.2 (Compliance Certificate).

21                               General Undertakings

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1                     Authorisations

Each Obligor shall promptly comply with and do all that is necessary to maintain in full force and effect and obtain any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure (subject to any general principles of law specifically referred to in any legal opinion delivered pursuant to Clause 4.1 (Initial conditions precedent)) the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

21.2                     Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply is reasonably likely to have a Material Adverse Effect.

21.3                     Negative pledge

21.3.1            No Obligor shall (and the Borrower shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

21.3.2            No Obligor shall (and the Borrower shall ensure that no other member of the Group will):

(i)                                  sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)                               sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)                            enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)                           enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

21.3.3            Paragraphs 21.3.1 and 21.3.2 above do not apply to:

(i)                                  any Security listed in Schedule 7 (Existing Security) except to the extent the principal amount secured by that Security is increased beyond the amount stated in that Schedule, it being agreed that any such increase shall be permitted to the extent that it falls in the basket set out in sub paragraph (vii)(A) or (B) of this Clause (as the case may be);

(ii)                               any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iii)                            any lien arising by operation of law and in the ordinary course of trading (nell’esercizio ordinario dell’attività commerciale caratteristica dell’impresa);

(iv)                           any Security or Quasi-Security securing indebtedness permitted under paragraph 21.12.2, to the extent such Security or Quasi-Security is discharged within the date falling six months after the date of the relevant acquisition provided that if it is not so discharged it shall be permitted to the extent it falls within the basket set out in sub-paragraph (vii) below;

(v)                              any Security or Quasi-Security in connection with deposits to landlords for lease rentals or to any tax or customs and excise authority, utility company or car leasing company, in each case granted in the ordinary course of the business of the relevant member of the Group;

(vi)                           any cash collateral granted in relation to the issue of a Bank Guarantee up to an amount equal to €15,000,000 in the aggregate at any time (without double counting any liability of the Borrower and/or Luxottica U.S. Holdings Corp. (as the case may be) under such Bank Guarantee); or

(vii)                        any other Security or Quasi-Security not referred to in sub-paragraph (i) to (vi) above securing indebtedness permitted under Clause 21.12 (Indebtedness for Borrowed Money) the principal amount of which (A) in the case of the Obligors does not in aggregate exceed 5 per cent of the Consolidated Total Assets or (B) in the case of any other member of the Group does not in aggregate exceed twenty per cent of the Consolidated Equity of the Group, in each case as determined at the end of any Relevant Period by reference to the Consolidated Financial Statements or the Consolidated Quarterly Financial Statements (as the case may be) in respect of such Relevant Period.

21.4                     Segregation of assets under the Italian Civil Code

No Italian Obligor shall segregate assets for the purpose of Article 2447-bis of the Italian Civil Code (“Patrimoni Destinati ad uno Specifico Affare”), nor shall it issue any class of stock or other financial instruments under Article 2447-ter of the Italian Civil Code.

21.5                     Intellectual Property

21.5.1            The Borrower shall, and the Borrower shall procure that each Group member shall, do all acts as are reasonably practicable to maintain, protect and safeguard the Intellectual Property which is necessary for the business of the relevant member of the Group and not terminate or discontinue the use of any such Intellectual Property save in each case when failure to do so is reasonably likely to have a Material Adverse Effect.

21.5.2            The Borrower shall not, and the Borrower shall ensure that no member of Group shall:

(i)                                  use or allow to be used, or take any step or omit to take any step in respect of any Intellectual Property, in any way which is reasonably likely to have a Material Adverse Effect; and

(ii)                               without the prior written consent of the Agent, dispose of or transfer or terminate or enter into any contract or licence in respect of any Intellectual Property, where this is reasonably likely to have a Material Adverse Effect.

21.6                     Disposals

21.6.1            No Obligor shall (and the Borrower shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

21.6.2            Paragraph 21.6.1 above does not apply to any sale, lease, transfer or other disposal or disposals:

(i)                                  made in the ordinary course of the business (nell’esercizio ordinario dell’attività commerciale caratteristica dell’impresa) of the disposing entity;

(ii)                               of assets in exchange for other assets comparable or superior as to type, value and quality;

(iii)                            the proceeds of which are applied to the acquisition by any member of the Group, of property or assets (including the capital stock of any entity) that replaces the relevant property or assets disposed of, or in property or assets that will be used or useful in the business or operations of the Group, within 365 days;

(iv)                           made as a result of or in connection with a Corporate Reconstruction as defined in and pursuant to Clause 21.7 (Merger);

(v)                              the proceeds of which are applied in voluntary prepayment of the Facility in accordance with the terms of this Agreement (such payment to occur on the last day of the Interest Period for each Loan being prepaid during which such disposed proceeds are received by the relevant member of the Group);

(vi)                           in respect of any assets other than shares or other ownership interests in any member of the Group, by an Obligor to another Obligor or by a member of the Group (other than an Obligor) to another member of the Group (including an Obligor);

(vii)                        of shares or other ownership interests in any member of the Group by a member of the Group to another member of the Group, subject always to Clause 7.2 (Change of Control);

(viii)                     that is a disposal of own treasury shares (azioni proprie); or

(ix)                             where the book value of the assets (when aggregated with the book value of the assets for any other sale, lease, transfer or other disposal by the Group, other than any permitted under paragraphs (i) to (vii) above) carried out over the period from the date hereof to the Termination Date does not exceed 30 per cent of the Consolidated Total Assets of the Group at the end of any Relevant Period as determined by the Consolidated Financial Statements or Consolidated Quarterly Financial Statements (as the case may be) for the Relevant Period from the date hereof to the Termination Date.

21.6.3            Without prejudice to paragraphs 21.6.1 and 21.6.2, if one or more disposals not included in the categories listed under items (i) to (viii) of paragraph 21.6.2 exceed in aggregate Euro 25,000,000 per annum, the Borrower shall (and/or procure that the other member of the Group) plough the relevant net proceeds back into the business of the Group within the following 12 months and in assets comparable or superior in value and quality at its discretion.

21.7                     Merger

No Obligor nor any Material Subsidiaries shall (and the Borrower shall ensure that no other Material Subsidiaries will) enter into any amalgamation, demerger, merger or corporate reconstruction (each a “Corporate Reconstruction”) save for:

21.7.1            Corporate Reconstructions entered into on a solvent basis between members of the Group; or

21.7.2            mergers entered into by a member of the Group on a solvent basis and in accordance with applicable laws with any corporate entity following the acquisition by such member of the Group of such entity; or

21.7.3            save to the extent such transformation or equivalent process is reasonably likely to have a Material Adverse Effect:

(i)                                  transformations of any Italian member of the Group from a società a responsabilità limitata to a società per azioni (or vice versa), or

(ii)                               the change in the corporate status and/or form and/or tax status of any U.S. Group Company including without limitation, from a C corporation to a limited liability corporation (or vice versa); or

(iii)                            the equivalent of (i) and (ii) above with respect to any member of the Group incorporated in any jurisdiction,

provided that (i) any such Corporate Reconstruction is subject to the provisions of Clause 19.7.1 (“Know your customer” checks and other regulatory requirements) and (ii) if so requested by the Agent, a Guarantor that is the subject of any Corporate Reconstruction confirms, promptly following its implementation, its obligations hereunder to the Lenders, such confirmation to be in form and substance satisfactory to the Agent (acting reasonably and in good faith).

21.7.4            If a result of any permitted Corporate Reconstruction under this Clause 21.7, the jurisdiction of incorporation of any Obligor changes, tax gross-up, if a Tax Deduction is applicable, shall apply to any payment made by the affected Obligor.

21.8                     Change of business

The Borrower shall ensure that no substantial change is made to the general nature of the business of the Borrower and the Group from that carried on at the date of this Agreement, except for any changes in business that results from any permitted disposal under Clause 21.6.2.

21.9                     Insurance

Each Obligor shall (and the Borrower shall ensure that each member of the Group will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

21.10              Environmental Matters

21.10.1     Each Obligor shall (and the Borrower shall ensure that each member of the Group will) comply in all material respects with all applicable Environmental Laws and obtain and maintain any requisite Environmental Permits applicable to it in each case where failure to do so is reasonably likely to have a Material Adverse Effect.

21.10.2     The Borrower shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same:

(i)                                  if any Environmental Claim has been commenced or (to the best of that Borrower’s knowledge and belief) is threatened against any member of the Group; or

(ii)                               of any facts or circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group,

where in each case the claim is reasonably likely to be adversely determined against that member of the Group and if so determined is reasonably likely to have a Material Adverse Effect.

21.11               Taxation

Each Obligor shall pay all Taxes imposed upon it or its assets within the time period allowed without incurring penalties where failure to do so is reasonably likely to have a Material Adverse Effect, (save to the extent that payment is being contested in good faith, where such payment can be lawfully withheld).

21.12              Indebtedness for Borrowed Money

The Obligors will procure that no member of the Group not being an Obligor will incur, create or permit to subsist any Indebtedness for Borrowed Money or enter into any arrangement or agreement to create, incur or permit to subsist any Indebtedness for Borrowed Money save for any Indebtedness for Borrowed Money:

21.12.1     arising under or permitted pursuant to the Finance Documents;

21.12.2     owed by any entity acquired by any member of the Group (including any refinancing of such Indebtedness for Borrowed Money) provided that (i) it was not created in contemplation of such acquisition; and (ii) it shall be included within the basket set out in sub-paragraph 21.12.4 below, at any time following the date falling 12 months after the date of such acquisition, unless prior to the expiring of such 12 month period, the relevant acquired company has acceded to this Agreement as an Additional Guarantor;

21.12.3     intercompany loans received from a Group member in the ordinary course of business; or

21.12.4     other Indebtedness for Borrowed Money not referred in paragraphs 21.12.1 to 21.12.3 above which does not exceed 20 per cent of the Consolidated Equity of the Group (when aggregated with any Loans and guarantees issued in accordance with paragraph 21.13.2(iv)) in each case as determined at the end of any Relevant Period by the Consolidated Financial Statements or the Consolidated Quarterly Financial Statements (as the case may be) for the Relevant Period.

21.13              Loans and Guarantees

21.13.1     The Borrower shall ensure that no member of the Group that is not an Obligor will make any loans, grant any credit (save in the ordinary course of business) or give any guarantee or indemnity to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person.

21.13.2     Paragraph 21.13.1 shall not apply to:

(i)                                  any guarantees or counter-indemnities in respect of guarantees to (A) any applicable VAT office for accelerated VAT refunds (B) landlords for lease rentals (C) any tax or customs and excise authority, utility company or car leasing company in each case granted in the ordinary course of business;

(ii)                               any guarantees or counter-indemnities in respect of any Bank Guarantee issued in the ordinary course of business;

(iii)                            other guarantees granted in the ordinary course of business (excluding guarantees in respect of Indebtedness for Borrowed Money of any other member of the Group); or

(iv)                           any other loans, guarantees or financial accommodation by any member of the Group that is not an Obligor provided that the aggregate of such loans, guarantee or financial accommodation when aggregated with any Indebtedness for Borrowed Money (without double counting) under paragraph 21.12.4 does not exceed 20 per cent of the Consolidated Equity of the Group, in each case as determined at the end of any Relevant Period by the Consolidated Financial Statements or the Consolidated Quarterly Financial Statements (as the case may be) for the Relevant Period.

21.14              Distributions

Whilst an Event of Default is continuing, the Borrower shall not:

21.14.1     pay, make or declare any dividend, return on capital, repayment of capital contributions or other distribution (whether in cash or in kind) or make any distribution of assets or other payment whatsoever in respect of share capital whether directly or indirectly; or

21.14.2     pay any fees to its shareholders, other than fees paid under agreements entered into with its shareholders at arm’s length and in the ordinary course of business.

21.15              Arm’s Length Basis and derivative transactions

No Obligor shall, and the Borrower shall procure that no Group member shall, enter into:

(i)                                  any material arrangement or contract with any other member of the Group save where such material arrangement or contract is entered into on an arm’s length basis considering the entire arrangement and is fair and equitable to the Group as a whole;

(ii)                               any derivative transactions other than those necessary or reasonably convenient taking into account the ordinary course and the prudent management of the current business of the relevant entity.

21.16              Refinancing of Existing Financial Indebtedness

The Borrower shall repay the Existing Indebtedness as and when it falls due and payable.

22                               Events of Default

Each of the events or circumstances set out in this Clause 22 is an Event of Default.

22.1                     Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

22.1.1            its failure to pay is caused by administrative or technical error; and

22.1.2            payment is made within three Business Days of its due date.

22.2                     Financial covenants

Any requirement of Clause 20 (Financial covenants) is not satisfied.

22.3                     Other obligations

An Obligor fails duly to perform or comply with any other obligation expressed to be assumed by it in the Finance Documents (including, without limitation, those specified in Clause 21 (General Undertakings)) and such failure, if capable of remedy, is not remedied within 15 Business Days after the earlier to occur of the date the Agent has given written notice thereof to the relevant Obligor and the date such Obligor has actual knowledge thereof.

22.4                     Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made in accordance with this Agreement by reference to the facts and circumstances then existing, provided that, such incorrect or misleading representation or statement has not been remedied within 15 Business Days from the earlier of (a) the date the Agent has given written notice thereof to the relevant Obligor; and (b) the date such Obligor has actual knowledge thereof.

22.5                     Cross default

22.5.1            Any Financial Indebtedness of any Obligor, Finance Subsidiary or Material Subsidiary is not paid when due nor within any originally applicable grace period.

22.5.2            Any Financial Indebtedness of any Obligor, Finance Subsidiary or Material Subsidiary is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

22.5.3            Any commitment for any Financial Indebtedness of any Obligor, Finance Subsidiary or Material Subsidiary is cancelled by a creditor of any Obligor, Finance Subsidiary or Material Subsidiary as a result of an event of default (however described).

22.5.4            Any creditor of any Obligor, Finance Subsidiary or Material Subsidiary becomes entitled to declare any Financial Indebtedness of Obligor, Finance Subsidiary or Material Subsidiary due and payable prior to its specified maturity as a result of an event of default (however described).

22.5.5            In this Clause, “Finance Subsidiary” means any member of the Group (other than an Obligor or a Material Subsidiary) whose sole or primary business is that of raising or incurring Financial Indebtedness for and on behalf of the Group to the extent such Financial Indebtedness so incurred or raised is not less than 10 per cent of the Consolidated Total Net Debt in the aggregate at any time.

22.5.6            No Event of Default will occur under this Clause 22.5 if (i) the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs 22.5.1 to 22.5.4 above is less than €25,000,000 (or its equivalent in any other currency or currencies) or (ii) if the action or entitlement referred to in paragraphs 22.5.1 to 22.5.4 above arises as a result of the change in control of any Target acquired by any member of the Group, provided that with respect to paragraphs 22.5.1 and 22.5.4 above, the failure to pay any Financial Indebtedness, subject always to (i) of this sub-paragraph 22.5.6 above, by any Target, such relevant entity or any of their respective Subsidiaries at any time following the relevant acquisition, and within five Business Days after the giving of any demand or notice for payment by any relevant creditor, shall constitute an Event of Default.

22.6                     Insolvency

22.6.1            Any Obligor or any of its Material Subsidiaries are unable or admit in writing their inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness or in respect of any Obligor or any of its Material Subsidiaries which is a corporation incorporated in Italy, such company is dissolved pursuant to Article 2484 of the Italian Civil Code.

22.6.2            A moratorium is declared in respect of any indebtedness of any Obligor or any of its Material Subsidiaries.

22.6.3            Any Obligor shall in any US jurisdiction:

(a)                     apply for, or consent to, the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property;

(b)                    make a general assignment for the benefit of its creditors;

(c)                     commence a voluntary case under Title 11 of the United States of America Code entitled Bankruptcy (or any successor thereof), as amended;

(d)                    file a petition with respect to itself seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganisation, liquidation, dissolution, arrangement or winding up, or composition or readjustment of debts; or

(e)                     take any corporate action for the purpose of effecting any of the foregoing with respect to itself.

22.7                     Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

22.7.1            the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or any of its Material Subsidiaries other than a solvent liquidation or reorganisation of any Material Subsidiary or any other transaction permitted under Clause 21.7 (Merger);

22.7.2            a composition, compromise, assignment or arrangement with all the creditors of any Obligor or any of its Material Subsidiaries;

22.7.3            the appointment of a liquidator (other than in respect of a solvent liquidation of any Material Subsidiaries or any other transaction permitted under Clause 21.7 (Merger)), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or any of its Material Subsidiaries or any of its assets; or

22.7.4            in respect of any Obligor or any of its Material Subsidiaries which is a corporation incorporated in Italy, the submission of such corporation to any procedure which is a procedura concorsuale, including without limitation, fallimento and concordato preventivo under R.d 16 March 1942 No.267 and amministrazione straordinaria under Lg. 8 July 1999 No.270 (as amended from time to time), as amministrazione straordinaria under L.18. February 2004 No. 39; or

22.7.5            In respect of any Obligor, a proceeding or case shall be commenced, without the application or consent of such Obligor, in any US court of competent jurisdiction, seeking:

(i)           its reorganisation, liquidation, dissolution, arrangement or winding-up or the composition or readjustment of its debts;

(ii)        the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of the Obligor or of all or any substantial part of its property; or

(iii)                  similar relief in respect of any Obligor under any law relating to the bankruptcy insolvency, reorganisation, winding-up or composition or adjustment of debts,

and any such proceeding or case referred to in paragraphs (i)-(iii) above shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days, or an order for relief against such Obligor shall be entered in an involuntary case under Title 11 of the United States of America Code entitled Bankruptcy (or any successor thereto) as amended, or any analogous procedure or step is taken in any jurisdiction unless in each case any Agreed Exception applies to any such proceedings.

22.8                     Creditors’ process and final judgment

22.8.1            Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Group having an aggregate value of €25,000,000 and is not discharged within 15 days; or

22.8.2            any member of the Group fails to comply with or pay any sum due from it or them under any final judgment or any final order made or given by any court of competent jurisdiction when such sums exceed €25,000,000 (or its equivalent in any other currency), in each case unless any Agreed Exception applies.

22.9                     Ownership of the Obligors

An Obligor (other than the Borrower) is not or ceases to be a Subsidiary of the Borrower save for any merger or reorganisation entered into in accordance with a Corporate Reconstruction permitted under Clause 21.7.

22.10              Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

22.11               Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

22.12              Litigation

Any litigation, arbitration, administrative proceedings or governmental or regulatory investigations, proceedings or disputes are commenced or threatened in writing against any Obligor or any of its Material Subsidiaries or its respective assets or revenues or there are any circumstances likely to give rise to any such litigation, arbitration, administrative proceedings or governmental or regulatory investigations, proceedings or disputes which in each case are reasonably likely to be adversely determined, and if so determined is reasonably likely to have a Material Adverse Effect.

22.13              Auditor’s Qualification

The auditors of the Group qualify their annual audit report to the Consolidated Financial Statements in a manner which has, or would have, a Material Adverse Effect.

22.14              Employee Plans

Any ERISA Event or breach of a representation in Clause 18.22 (ERISA and Multiemployer Plans) shall have occurred and the liability of a U.S. Group Company or its ERISA Affiliates, either individually or in the aggregate, related to such ERISA Event or breaches, individually or when aggregated with all other ERISA Events and all such breaches, would have or would be reasonably expected to have a Material Adverse Effect.

22.15              Cessation of business

Any Obligor ceases (or threatens in writing to cease) to carry on all or a substantial part of its business other than as a result of a merger or intra-group reorganisation permitted under the terms of this Agreement.

22.16              Compulsory suspension or revocation from listing

The compulsory suspension and/or revocation of the listing from NYSE and/or Borsa Italiana of the securities of the Borrower ordained by the relevant listing authority which is continuing for 30 consecutive trading days as a result of (i) and adverse opinion (“giudizio negativo”) or a disclaimer of the inability to render an opinion by the auditor to the Borrower and/or (ii) wrongful actions or dealings of the Borrower considered by the relevant listing authorities capable of being detrimental to the investors.

22.17              Acceleration

22.17.1     On and at any time after the occurrence of an Event of Default which is continuing (and for the avoidance of doubt, following, if applicable and to the extent so provided by the relevant Clauses, the expiry of any grace period and/or the giving of any notice and/or the making of any determination, and/or subject to any relevant Agreed Exceptions and/or carve outs and/or relevant thresholds) the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(i)                                  declare that an Event of Default has occurred; and

(ii)                               in relation to any Event of Default mentioned in paragraph 22.1 (Non payment) and in paragraph 22.2 (Financial Covenants), terminate (risolvere) this Agreement in accordance with Article 1456 of the Italian Civil Code; or

(iii)                            in relation to any Event of Default howsoever ascribable (imputabile) to the Borrower:

(a)                        demand the performance of the relevant defaulted obligation (intimare l’adempimento) and terminate (risolvere) this Agreement in accordance with Article 1454 of the Italian Civil Code, provided that the notices delivered pursuant to paragraph 22.3 (Other Obligations), and paragraph 22.4 (Misrepresentation) shall have the same effect of the declaration set out in Article 1454 of the Italian Civil Code following the lapse of the grace period therein provided increased of 2 (two) Business Days; or

(b)                       claim for the termination (risoluzione) of this Agreement in accordance with Article 1453 of the Italian Civil Code; or

(iv)                           in relation to any Event of Default mentioned in paragraph 22.6 (Insolvency), paragraph 22.7 (Insolvency proceedings) and paragraph 22.8 (Creditors’ process and final judgement), accelerate the maturity of the Facility (dichiarare la decadenza dal beneficio del termine); or

(v)                              declare the termination of this Agreement (dichiarare la risoluzione del contratto) in accordance with Article 1353 of the Italian Civil Code, provided that, for the purposes of the provision set out in this paragraph (v), the Parties agree that:

(a)                        each Event of Default shall constitute a condition subsequent (condizione risolutiva), which is provided for in the sole interest and for the exclusive benefit of the Finance Parties (each, a “Condition Subsequent”);

(b)                       this Agreement will be terminated (risolto) by virtue of the occurrence of any such Condition Subsequent only if, and to the extent that, the Finance Parties expressly declare, through the Agent, their intention to avail themselves of any such Condition Subsequent having occurred; and

(c)                        by derogation of Article 1360, first paragraph of the Italian Civil Code, the termination (risoluzione) of this Agreement by virtue of the occurrence of a Condition Subsequent, will be effective as at the date on which the Borrower receives the notice delivered by the Agent in accordance with this paragraph 22.17.1, and shall not bear retrospective effects; or

(vi)                           withdraw (recedere) from this Agreement, to the extent permitted under applicable law.

22.17.2     Upon termination of (risoluzione) this Agreement according to paragraphs 22.17.1(ii), 22.17.1(iii) or 22.17.1(v) or acceleration of maturity of (decadenza dal beneficio del termine) this Agreement according to paragraph 22.17.1(iv) or withdrawal from (recesso) this Agreement according to paragraph 22.17.1(vi),

(i)                                  the Total Commitments shall be cancelled forthwith;

(ii)                               all Loans together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents shall become immediately due and payable; and

(iii)                            the Finance Parties shall retain any and all amounts already received from, or on behalf of, the Borrower under the Finance Documents.

22.17.3     It is agreed that the provisions set out in Clause 8.3 (Default Interest), Clause 12 (Tax Gross-up and Indemnities), Clause 13(Increased Costs), Clause 14 (Other Indemnities), Clause 16 (Costs and Expenses) and Clause 24 (Confidentiality) will survive the termination of (risoluzione) or acceleration of maturity of (decadenza dal beneficio del termine) or withdrawal from (recesso) this Agreement.

22.17.4     If an Event of Default under Clause 22.6 (Insolvency) or Clause 22.7 (Insolvency Proceedings) shall occur in any US jurisdiction in respect of any Obligor, then without notice to such Obligor or any other act by the Agent or any other person, the Loans to such Obligor, interest thereon and all other amounts owed by such Obligor under the Finance Documents shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are expressly waived.

22.17.5     The remedies set out in this Clause 22.17 (Acceleration) are in addition to any other remedy available to the Finance Parties under this Agreement or applicable law, including remedies available under Article 1186 of the Italian Civil Code if any of the circumstances therein provided occurs in relation to the Borrower.

Section 9
Changes to Parties

23                               Changes to the Lenders

23.1                     Assignments and transfers by the Lenders

Subject to this Clause 23, a Lender (the “Existing Lender”) may:

23.1.1            assign any of its rights and/or obligations (cessione dei diritti o cessione totale o parziale del contratto) under this Agreement; or

23.1.2            transfer by way of assignment, assumption and release any of its rights or obligations (cessione dei crediti con accollo liberatorio di obbligazioni) under this Agreement,

to a Qualifying Lender at the time of the assignment and/or transfer (the “New Lender”).

23.2                     Conditions of assignment or transfer

23.2.1            The written consent of the Borrower is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender and provided that no such consent is required following the occurrence of any Default which is continuing.

23.2.2            The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent 10 Business Days after the Existing Lender (through the Agent) has requested it unless consent is expressly refused by the Borrower (through the Agent) within that time.

23.2.3            An assignment (cessione dei diritti or cessione totale o parziale del contratto) will only be effective on:

(i)                                  receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was a Lender; and

(ii)                               performance by the Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

23.2.4            A transfer by way of assignment, assumption and release any of its rights or obligations (cessione dei crediti con accollo liberatorio di obbligazioni) will only be effective if the procedure set out in Clause 23.5 (Procedure for transfer) is complied with.

23.2.5            If:

(i)                                  a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)                               as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased costs) or incur any other cost, tax or expense of whatsoever nature including the payment of any Mandatory Cost, then the New Lender or Lender acting through its new Facility Office is only entitled to receive any such payment to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

23.2.6            Notwithstanding any other provision of this Agreement, each Lender may freely charge, assign or otherwise create any encumbrance (whether by way of collateral or otherwise) in or over all or any portion of its Loans and/ or over any or all of that Lender’s rights and/ or the obligations owed to that Lender under the Finance Documents, without consultation with, notice to or consent of the Borrower or any other Party, to any central or supranational bank (including the European Central Bank) or federal reserve as security for that Lender’s obligations to that central or supranational bank (including the European Central Bank) or federal reserve, it being understood and agreed that the relevant Lender shall be entitled to disclose any finance document and relevant information without the need of any Confidentiality Agreement by way of partial derogation to paragraph 23.7 and without that qualifies a breach of any confidentiality undertakings but, in any case, subject to any provision of applicable law and regulation.

23.3                     Assignment or transfer fee

23.3.1            The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of Euro 2,500 with respect to an assignment or transfer .

23.3.2            Without prejudice to Clauses 12.2 and 12.4, the Borrower shall not be liable for any additional costs of whatsoever nature, tax or expense in connection with any assignment or transfer.

23.4                     Limitation of responsibility of Existing Lenders

23.4.1            Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)                                  the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)                               the financial condition of any Obligor;

(iii)                            the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)                           the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

23.4.2            Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)                                  has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)                               will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

23.4.3            Nothing in any Finance Document obliges an Existing Lender to:

(i)                                  accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or

(ii)                               support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

23.5                     Procedure for transfer

23.5.1            Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph 23.5.3 below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph 23.5.2 below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

23.5.2            The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender upon its completion of all “know your customer” or other checks relating to any person that it is required to carry out in relation to the transfer to such New Lender.

23.5.3            On the Transfer Date:

(i)                                  to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by way of assignment, assumption and release any of its rights or obligations (cessione dei crediti con accollo liberatorio di obbligazioni) its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)                               each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)                            the Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been a Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)                           the New Lender shall become a Party as a “Lender”.

23.6                     Copy of Transfer Certificate to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

23.7                     Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:

23.7.1            to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

23.7.2            with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

23.7.3            to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate if, in relation to paragraphs 23.7.1 and 23.7.2 above, the person to whom the information is to be given has entered into a Confidentiality Undertaking.

24                               Confidentiality

24.1                     Each Finance Party hereby severally undertakes to the Obligors that it will keep confidential and that it will not make use of for any purposes (otherwise than for the purposes of the Finance Documents) any of the Finance Documents or other documents relating to this Agreement and all of the information distributed on behalf of the Obligors or contained in, received under or obtained in the course of discussions (together with any analyses and other documents which the relevant Finance Party has prepared or have been prepared on its behalf), other than any such document or information which has become generally available to the public otherwise than by disclosure by any Finance Party or any of the persons described in paragraph 24.1.3 below, provided that, each Finance Party shall be entitled to make disclosure of the same:

24.1.1            subject to Clause 23.7 (Disclosure of Information) to any of its Affiliates or any person to whom it is proposing to enter into, or has entered into, any kind of assignment, transfer, substitution, participation or other similar arrangement by reference to this Agreement, provided that, such information is disclosed only to such person if and to the extent necessary for his activities and each such person will be informed of the confidential nature of the information and the provisions of this Agreement;

24.1.2            to its auditors, accountants, legal counsel and tax advisers appointed and to any other professional advisers appointed to act in connection with the preparation or administration of the Finance Documents or the enforcement of, or realisation of any security provided under, any of the Finance Documents, provided that, such information is disclosed only to such person if and to the extent necessary for his activities and each such person will be informed of the confidential nature of the information and the provisions of this Agreement;

24.1.3            to any other third party where the Borrower has previously agreed in writing that disclosure may be made to that third party;

24.1.4            to any banking or other regulatory or examining authorities (whether governmental or otherwise) where such disclosure is requested by them and with whose requests that Finance Party has to comply (or with whose requests banks in the relevant jurisdiction are accustomed to complying);

24.1.5            to any central or supranational bank (including the European Central Bank) or federal reserve in the context of the transactions provided under Clause 23.2.6;

24.1.6            pursuant to subpoena or other legal process, or in connection with any action, suit or proceeding relating to any of the Finance Documents; and

24.1.7            pursuant to any law or regulation having the force of law.

The provisions of this Clause 24 shall supersede any undertakings with respect to confidentiality previously provided by any Finance Party to the Borrower.

25                               Changes to the Obligors

25.1                     Assignment and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents other than by operation of law pursuant to a merger or other form of corporate reorganisation permitted under Clause 21.7 of this Agreement.

Section 10
The Finance Parties

26                               Role of the Agent

26.1                     Appointment of the Agent

26.1.1            Each other Finance Party appoints the Agent to act as its agent (mandatario con rappresentanza) under and in connection with the Finance Documents.

26.1.2            Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.2                     Duties of the Agent

26.2.1            The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

26.2.2            Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

26.2.3            If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

26.2.4            If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent) under this Agreement it shall promptly notify the other Finance Parties.

26.2.5            The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

26.3                     No fiduciary duties

26.3.1            Nothing in this Agreement constitutes the Agent as a trustee or fiduciary of any other person.

26.3.2            The Agent shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

26.4                     Business with the Group

The Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

26.5                     Rights and discretions of the Agent

26.5.1            The Agent may rely on:

(i)                                  any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)                               any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

26.5.2            The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)                                  no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-payment));

(ii)                               any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)                            any notice or request made by a Borrower (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

26.5.3            The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

26.5.4            The Agent may act in relation to the Finance Documents through its personnel and agents.

26.5.5            The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

26.5.6            Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

26.5.7            The Agent may not disclose to any Finance Party any details of the rate notified to the Agent by any Lender for the purpose of Clause 10.2.1(ii).

26.6                     Majority Lenders’ instructions

26.6.1            Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

26.6.2            Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

26.6.3            The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

26.6.4            In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

26.6.5            The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

26.7                     Responsibility for documentation

The Agent:

26.7.1            is not responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, an Obligor or any other person given in or in connection with any Finance Document; or

26.7.2            is not responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

26.8                     Exclusion of liability

26.8.1            Without limiting paragraph 26.8.2 below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct (dolo o colpa grave) under Article 2236 of the Italian Civil Code.

26.8.2            No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document.

26.8.3            The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

26.8.4            Nothing in this Agreement shall oblige the Agent to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.

26.9                     Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

26.10              Resignation of the Agent

26.10.1     The Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

26.10.2     Alternatively the Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders may appoint a successor Agent. Such successor Agent must be acceptable to the Borrower acting reasonably and in good faith.

26.10.3     If the Majority Lenders have not appointed a successor Agent in accordance with paragraph 26.10.2 above within 30 days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent subject to such successor Agent being acceptable to the Borrower acting reasonably and in good faith.

26.10.4     The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

26.10.5     The Agent’s resignation notice shall only take effect upon the appointment of a successor.

26.10.6     Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

26.10.7     After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph 26.10.2 above. In this event, the Agent shall resign in accordance with paragraph 26.10.2 above.

26.11               Confidentiality

26.11.1      In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

26.11.2      If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

26.12              Relationship with the Lenders

26.12.1     The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

26.12.2     Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formulae).

26.13              Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

26.13.1     the financial condition, status and nature of each member of the Group;

26.13.2     the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

26.13.3     whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

26.13.4     the adequacy, accuracy and/or completeness of any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

26.14              Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

26.15              Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted. Notwithstanding the above, an Agent may not unless expressly authorised in writing by a Borrower, deduct any amount from any Utilisation requested by that Borrower.

27                               Conduct of Business by the Finance Parties

27.1                     No provision of this Agreement will:

27.1.1            interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

27.1.2            oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

27.1.3            oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28                               Sharing Among the Finance Parties

28.1                     Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 29 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

28.1.1            the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

28.1.2            the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

28.1.3            the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.5 (Partial payments).

28.2                     Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 29.5 (Partial payments).

28.3                     Recovering Finance Party’s rights

28.3.1            On a distribution by the Agent under Clause 28.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

28.3.2            If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph 28.3.1 above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

28.4                     Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

28.4.1            each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 28.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

28.4.2            that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

28.5                     Exceptions

28.5.1            This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

28.5.2            A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)                                  it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)                               that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

Section 11
Administration

29                               Payment Mechanics

29.1                     Payments to the Agent

29.1.1            On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment. A payment made by an Obligor to the Agent which relates to moneys owed to a Finance Party shall be deemed to be received by such Finance Party once made to the Agent.

29.1.2            Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

29.2                     Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to an Obligor), Clause 29.4 (Clawback) and Clause 26.15 (Deduction from amounts payable by the Agent) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

29.3                     Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 30 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4                     Clawback

29.4.1            Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

29.4.2            If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

29.5                     Partial payments

29.5.1            If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)                                  first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Mandated Lead Arrangers and the Bookrunners under the Finance Documents;

(ii)                               secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)                            thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)                           fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

29.5.2            The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs 29.5.1(ii) to 29.5.1(iv) above.

29.5.3            Paragraphs 29.5.1 and 29.5.2 above will override any appropriation made by an Obligor.

29.6                     No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.7                     Business Days

29.7.1            Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

29.7.2            During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.8                     Currency of account

29.8.1            Subject to paragraphs 29.8.2 and 29.8.3 below, Euro is the currency of account and payment for any sum due from an Obligor under any Finance Document.

29.8.2            Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

29.8.3            Any amount expressed to be payable in a currency other than Euro shall be paid in that other currency.

29.9                     Change of currency

29.9.1            Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)                                  any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)                               any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

29.9.2            If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

30                               Set-off

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31                               Notices

31.1                     Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

31.2                     Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

31.2.1            in the case of the Borrower, that identified with its name below;

31.2.2            in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

31.2.3            in the case of the Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

31.3                     Delivery

31.3.1            Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)                                  if by way of fax, when received in legible form; or

(ii)                               if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

31.3.2            Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

31.3.3            All notices from or to an Obligor shall be sent through the Agent.

31.3.4            Each Obligor (other than the Borrower) irrevocably appoints the Borrower to act as its agent:

(i)                                  to give and receive all communications under this Agreement;

(ii)                               to supply all information concerning itself to any Finance Party; and

(iii)                            to sign all documents under or in connection with the Finance Documents.

31.3.5            Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

31.4                     Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 31.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

31.5                     Electronic communication

31.5.1            Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)                                  agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)                               notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)                            notify each other of any change to their address or any other such information supplied by them.

31.5.2            Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

31.6                     English language

31.6.1            Any notice given under or in connection with any Finance Document must be in English.

31.6.2            All other documents provided under or in connection with any Finance Document must be:

(i)                                  in English; or

(ii)                               if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

32                               Calculations and Certificates

32.1                     Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, in the absence of manifest error the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

32.2                     Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3                     Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

33                               Partial Invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34                               Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

35                               Amendments and Waivers

35.1                     Required consents

35.1.1            Subject to Clause 35.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

35.1.2            The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

35.2                     Exceptions

35.2.1            An amendment or waiver that has the effect of changing or which relates to:

(i)                                  the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)                               an extension to the date of payment of any amount under the Finance Documents;

(iii)                            a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)                           an increase in or an extension of any Commitment;

(v)                              a change to the Borrower or Guarantors;

(vi)                           any provision which expressly requires the consent of all the Lenders;

(vii)                        Clause 2.2 (Finance Parties’ rights and obligations), Clause 23 (Changes to the Lenders) or this Clause 35,

shall not be made without the prior consent of all the Lenders.

35.2.2            An amendment or waiver which relates to the rights or obligations of the Agent may not be effected without the consent of the Agent.

35.3                     Replacement of a Lender

35.3.1            If at any time any Lender becomes an Increased Cost Lender, a Non-Funding Lender, a Non-consenting Lender or is affected by circumstances referred to in Clause 7.1 (Illegality) then the Borrower may:

(i)                                  give the Agent at least 5 Business Days’ notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the relevant Loans.  On the last day of each Interest Period which ends after a Borrower have given notice under this paragraph (i) (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall prepay for cash and at par all (but not part) of that Lender’s participation in the Loans, and following the final payment the Commitment of that Lender shall immediately be reduced to zero; or

(ii)                               on not less than 5 Business Days’ prior notice to the Agent and that Lender, replace that Lender by causing it to (and to the extent permitted by law that Lender shall) transfer pursuant to clause 23 (Changes to the Lenders) all (but not part) of its rights and obligations under this Agreement to one or more existing Lender or one or more newly introduced Lender which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender) (the “Replacement Lender”) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest, fees, Break Costs and other amounts payable under the Finance Documents.

35.3.2            The replacement of a Lender pursuant to this Clause shall be subject to the following conditions:

(i)                                  the Borrower shall have no right to replace the Agent;

(ii)                               neither the Agent nor any Lender shall have any obligation to the Borrower to find a Replacement Lender;

(iii)                            in the event of a replacement of an Increased Cost Lender, Non-Funding Lender or Non-Consenting Lender, such replacement must take place no later than 10 days after the date on which the Increased Cost Lender demanded payment of the relevant additional amounts or the date on which the relevant Lender became a Non-Funding Lender or a Non-Consenting Lender or the Lender notified to be affected by circumstances referred to in Clause 7.1 (Illegality) (as the case may be); and

(iv)                           in no event shall the Lender replaced under this Clause be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

35.3.3            For the purposes of this Clause 35.3 (Replacement of a Lender):

(i)                                  an “Increased Cost Lender” is a Lender to whom any Obligor becomes obliged to pay additional amounts described in Clause 12 (Tax gross-up and Indemnities), Clause 13 (Increased Costs) and such requirement is continuing;

(ii)                               a “Non-Funding Lender” is a Lender which refuses to or has failed to comply with its obligations under this Agreement to participate in a Loan; and

(iii)                            a “Non-Consenting Lender” is a Lender which does not agree to a consent to, or a waiver or amendment of, any provisions of the Finance Documents where:

(a)                        the Borrower or the Agent (at the request of the Borrower) has requested the Lenders to consent to a waiver or an amendment of any provision of the Finance Documents which requires the consent of all Lenders; and

(b)                       the Super Majority Lenders have agreed to such consent or amendment.

35.3.4            If a Lender does not execute any necessary Transfer Certificate in connection with Clause 35.3 (Replacement of Lender), the transfer concerned will be deemed to have been completed 2 Business Days after that Transfer Certificate is executed and delivered to that Lender by the transferee concerned and the relevant amount is paid to the Agent.

36                               USA Patriot Act

Each Lender hereby notifies each Obligor that pursuant to the requirements of the USA Patriot Act, such Lender is required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the USA Patriot Act.

Section 12
Governing Law and Enforcement

37          Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by Italian law.

38          Enforcement

38.1       Jurisdiction

38.1.1    The courts of Milan have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

38.1.2    The Parties agree that the courts of Milan are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

38.1.3    This Clause 38.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

39          US provisions

Notwithstanding any provisions in this Agreement or any other Finance Document to the contrary:

Controlled Foreign Corporations: no obligation of a US Obligor under this Agreement or any Transaction Document shall be guaranteed by, or otherwise supported directly or indirectly by the assets of, a Non-US Person unless such Non-US Person is not a “controlled foreign corporation” as defined in Section 957(a) of the Internal Revenue Code.  For the avoidance of doubt, this sub-clause shall not limit any obligation of a United States Person under this Agreement or the Finance Documents to pledge as security (a) all of the stock of a controlled foreign corporation held directly by such United States Person not entitled to vote and (b) less than 66 2/3% of the total combined voting power of all classes of stock of a controlled foreign corporation held directly by such United States Person entitled to vote.

Schedule 1
The Parties

Part 1
The Obligors

Name of Borrower	Registration number (or equivalent, if any)
Luxottica Group S.p.A.	00891030272

Name of Guarantor	Registration number (or equivalent, if any)
Luxottica S.r.l.	00064820251
Luxottica U.S. Holdings Corp.	Not applicable

Part 2
The Original Lenders

Name of the Original Lenders	Commitment (in Euro)
Calyon S.A., Milan Branch	75,000,000
Deutsche Bank S.p.A.	75,000,000
Mediobanca — Banca di Credito Finanziario S.p.A.	75,000,000
UniCredit Corporate Banking S.p.A	75,000,000
Total	Euro	300,000,000

Schedule 2
Conditions Precedent to initial Utilisation

1             Obligors

(a)

(i)           A copy of the constitutional documents of the Luxottica U.S. Holdings Corp.

(ii)          In respect of each Obligor which is a company incorporated under the laws of Italy:

(1)          a copy of the relevant deed of incorporation (atto costitutivo);

(2)          a copy of the current by-laws (statuto); and

(3)          a certificate of registration (certificato di iscrizione) of the relevant Obligor with the competent companies’ register dated not earlier than five Business Days before the execution of this Agreement, mentioning the absence of any insolvency procedures affecting such Obligor.

(iii)         A copy of a good standing certificate with respect to Luxottica U.S. Holdings Corp., issued as of a recent date by the Secretary of State or other appropriate official of Luxottica U.S. Holdings Corp.’s jurisdiction of incorporation or organisation.

(b)          A copy of a resolution of the board of directors of each Obligor:

(i)           approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)          authorising a specified person or persons to execute (or to grant a power of attorney to a third person to execute) the Finance Documents to which it is a party on its behalf; and

(iii)         authorising a specified person or persons, on its behalf, to sign and/or despatch (or to grant a power of attorney to a third person to sign and/or despatch) all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)           Copy of any power of attorney granted by any Obligor in accordance with any resolution of board of directors referred to in paragraph (b) above to any person authorised to execute the Finance Documents to which the relevant Obligor is a party and/or to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which that Obligor is a party.

(d)          A specimen of the signature of each person authorised by the resolution referred to in paragraph (iii) above and/or by any power of attorney referred to in paragraph (c) above.

(e)           A certificate of each Obligor confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Obligor to be exceeded.

(f)           A certificate of an authorised signatory of the relevant Obligor certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2             Legal opinions

(a)           A legal opinion of Allen&Overy Studio Legale Associato, as to matters of Italian law (in the form circulated to the Agent prior to the date of this Agreement).

(b)          A legal opinion of Legance addressed to the Lenders at the date of this Agreement confirming that the Obligors incorporated in the Republic of Italy have power and authority to execute this Agreement.

(c)           A legal opinion of Winston & Strawn LLP addressed to the Lenders as at the date of this Agreement as legal advisers to Luxottica U.S. Holdings Corp. as Original Guarantor as to matters of US Law.

3             Other documents and evidence

(a)           A copy of any other Authorisation or other document and/or opinion which has been expressly assumed and/or relied upon by the legal counsel to the Borrower and Luxottica U.S. Holdings Corp. (as to matters of both Italian and US law) for the purposes of rendering the opinions under (b) and (c) of paragraph 2. (Legal Opinion) above.

(b)          The Original Financial Statements.

(c)           Evidence that the fees, costs and expenses then due from the Borrower on or prior to the first Utilisation Date including (i) costs, expenses and legal fees incurred in connection with the preparation, negotiation, printing and execution of the Finance Documents as separately agreed by the Mandated Lead Arrangers and the Borrower and documented; and (ii) those pursuant to Clause 11 (Fees) and Clause 16 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

Schedule 3
Requests

Part 1
Utilisation Request

From:	[Borrower]
To:	[Agent]

Dated:

Dear Sirs,

Luxottica Group S.p.A. Euro 300,000,000 Facility Agreement dated [•]
(the “Agreement”)

1             We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2             We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)
Amount:	[•] or, if less, the Available Facility
Interest Period:	[•]

3             We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4             The proceeds of this Loan should be credited to [account].

5             This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
[name of the Borrower]

Part 2
Selection Notice

From:	[Borrower]
To:	[Agent]

Dated:

Dear Sirs,

Luxottica Group S.p.A. Euro 300,000,000 Facility Agreement dated [•]
(the “Agreement”)

6             We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

7             We refer to the following Loan[s] with an Interest Period ending on [•].

We request that the next Interest Period for the above Loan[s] is [•]].

8             This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for
[name of the Borrower]

Schedule 4
Mandatory Cost Formulae

1             The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank or any other authority which replaces all or any of its functions.

2             On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3             The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4             Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)           the jurisdiction of its Facility Office; and

(b)          any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

5             The percentages of each Lender for the purpose of the rates of charge of each Reference Bank for shall be determined by the Agent based upon the information supplied to it pursuant to paragraph 4 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

6             The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3 and 4 above is true and correct in all respects.

7             The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3 and 4 above.

8             Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

9             The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

Schedule 5
Form of Transfer Certificate(1)

To:	[•] as Agent
Copy to:	Luxottica Group S.p.A.
From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Dear Sirs,

Luxottica Group S.p.A. Euro 300,000,000 Facility Agreement dated [•]
(the “Agreement”)

1             We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2             We refer to Clause 23.5 (Procedure for transfer):

(a)           The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by assignment, assumption and release any of its rights or obligations (cessione dei crediti con accollo liberatorio di obbligazioni) all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 23.5 (Procedure for transfer).

(b)          The proposed Transfer Date is [•].

(c)           The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) are set out in the Schedule.

3             The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph 23.4.3.

4             This Transfer Certificate and any non- contractual obligations arising out of or in connections with it are governed by Italian law.

(1) To be executed by exchange of correspondence

The Schedule
Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[EXISTING LENDER]

By:

[NEW LENDER]

By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [•].

[AGENT]

By:

Schedule 6
Form of Compliance Certificate

To:	[•] as Agent
From:	Luxottica Group S.p.A.

Dated:

Dear Sirs,

Luxottica Group S.p.A. Euro 300,000,000 Facility Agreement dated [•]
 (the “Agreement”)

1             We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2             We confirm that we are in compliance with the financial ratios set out at paragraph 20.2 (Financial condition) of the Agreement and that:

2.1         Consolidated Total Net Debt in respect of [•] is [•].

2.2         Consolidated EBITDA in respect of [•] is [•].

2.3         Consolidated Net Finance Charges are [•].

3             [We confirm that no Default is continuing.]*

Signed:	Signed:
Director	Director
of	of
[Company]	[Company]

[for and on behalf of	[for and on behalf of
[name of auditors of the Company]**	[name of auditors of the Company]**

*             If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

**          Only to be signed by auditors where certificate is being supplied with Consolidated Financial Statements

Schedule 8
Confidentiality Undertaking

[Letterhead of Existing Lender]

To:

[insert name of Potential Lender]

Re:	The Facilities

Borrower:
Amount:
Agent:

Dear Sirs,

We understand that you are considering participating in the Facilities. In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1                                      Confidentiality Undertaking

You undertake:

(a)                                to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

(b)                               to keep confidential and not disclose to anyone the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facilities;

(c)                                to use the Confidential Information only for the Permitted Purpose;

(d)                               to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2(b) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it; and

(e)                                not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Facilities.

2                                      Permitted Disclosure

We agree that you may disclose Confidential Information:

(a)                                to members of the Participant Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Participant Group;

(b)                               where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group; or

(c)                                with the prior written consent of us and the Borrower.

3                                      Notification of Required or Unauthorised Disclosure

You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2(b) or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4                                      Return of Copies

If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2(b) above.

5                                      Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquire (by assignment or sub participation) an interest, direct or indirect in the Facilities or (b) 12 months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6                                      No Representation; Consequences of Breach, etc.

You acknowledge and agree that:

(a)                                neither we nor any of our officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(b)                               we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person or member of the Group may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7                                      No Waiver; Amendments, etc.

This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges under this letter. The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8                                      Inside Information

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9                                      Nature of Undertakings

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Borrower and each other member of the Group.

10                               Governing Law and Jurisdiction

This letter (including the agreement constituted by your acknowledgement of its terms) and any non - contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with Italian law and the parties submit to the non-exclusive jurisdiction of the courts of Milan.

11                                Definitions

In this letter (including the acknowledgement set out below):

“Confidential Information” means any information relating to the Borrower, the Group, and the Facilities including, without limitation, the information memorandum, provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

“Group” means the Borrower and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies;

“Participant Group” means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies; and

“Permitted Purpose” means considering and evaluating whether to enter into the Facilities.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of
[EXISTING LENDER]

To:	[Existing Lender]
The Borrower and each other member of the Group

We acknowledge and agree to the above:

For and on behalf of
[POTENTIAL LENDER]

Schedule 9
Timetables

Loans to Borrower
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request) or a Selection Notice (Clause 9.1 (Selection of Interest Periods))	U-4 9.30 a.m.
Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	U-3 1.00 p.m.
EURIBOR is fixed	Quotation Day as of 11.00 a.m.

“U” = date of utilisation

“U - X” = X Business Days prior to date of utilisation

Schedule 12
Additional Guarantors

Part 1
Conditions Precedent required to be delivered by an Additional Guarantor

1                                      An Accession Letter, duly executed by the Additional Guarantor and the Borrower.

2                                      A copy of the constitutional documents of the Additional Guarantor.

3                                      If required by law, regulation or by the constitutional documents, a copy of a resolution of the board of directors of the Additional Guarantor:

(a)                                approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)                               authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)                                authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents.

4                                      A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5                                      If required by law, regulation or by the constitutional documents, a copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

6                                      A certificate of the Additional Guarantor (signed by a director) confirming that guaranteeing an amount of indebtedness equal to the higher of (a) the Total Commitments and (b) the maximum amount it is permitted to guarantee under any applicable law or regulation would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded and would constitute its legal, valid and binding obligations.

7                                      A certificate of an authorised signatory of the Additional Guarantor certifying that each copy document listed in this Part 1 of Schedule 12 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

8                                      A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

9                                      If available, the latest audited financial statements of the Additional Guarantor.

10                               A legal opinion in form and substance acceptable to the Agent (acting reasonably) addressed to the Lenders confirming the due capacity and authority of the Additional Guarantor to enter into the Accession Letter and that the obligations assumed by it thereunder constitute its legal, valid and binding obligations.

Part 2
Form of Accession Letter

To:	[•] as Agent
From:	[Subsidiary] and Luxottica Group S.p.A.

Dated:

Dear Sirs,

Luxottica Group S.p.A. Euro 300,000,000 Facility Agreement dated [•]
(the “Agreement”)

1                                      We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2                                      [•] agrees to become an Additional Guarantor and to be bound by the terms of the Agreement as an Additional Guarantor pursuant to Clause 17.11 (Additional Guarantors) of the Agreement. [•] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3                                      [Subsidiary’s] administrative details are as follows:

Address: [•]

Fax No: [•]

Attention: [•]

4                                      This Accession Letter and any non - contractual obligations arising out of or in connection with it are governed by Italian law.

Luxottica Group S.p.A.	[Subsidiary]

Signatures

The Borrower
LUXOTTICA GROUP S.p.A.

/s/ Marco Bigatti
By: Marco Bigatti
Address:	Via Cantu, 2, 20123, Milan, Italy
Fax:	+39 02 86994093/+390286334094
Attention:	Enrico Cavatorta/Marco Bigatti

The Original Guarantors
LUXOTTICA U.S. HOLDINGS CORP.

/s/ Marco Bigatti
By: Marco Bigatti
Address:	44, Harbour Park Drive, Port Washington, New York, 11050, USA
Fax:	+1 516 9183151/+1 516 4849010/+1 516 9183151
Attention:	Vito Giannola/Michael Boxer/Dan Socci

LUXOTTICA S.r.l.

/s/ Marco Bigatti
By: Marco Bigatti
Address:	Via Cantu, 2, 20123, Milan, Italy
Fax:	+39 02 86994093/+390286334094
Attention:	Enrico Cavatorta/Marco Bigatti

The Agent
MEDIOBANCA — BANCA DI CREDITO FINANZIARIO S.P.A.

/s/ Roberto Turati
By: Roberto Turati

Address:	Piazzetta Enrico Cuccia 1, 20121 Milano, Italy
Fax:	+39 02 8829 745
Attention:	Stefania Peverelli/Gianluca Pagano

The Mandated Lead Arrangers and the Bookrunners
CALYON S.A., MILAN BRANCH

/s/ Alberto Bezzi
By: Alberto Bezzi

Address:	Via Brera 21, 20121 Milano, Italy
Fax:	00 39 02 72303 203
Attention:	Giovanni Tardivo
Alberto Bezzi

DEUTSCHE BANK S.P.A.

/s/ Aldo De Girolamo
By: Aldo De Girolamo

Address:	Via Melchiorre Gioia 8, 20124 Milan, Italy
Piazza del Calendario 3, 20126 Milan, Italy
Fax:	+39 02 40243120
+39 02 40245703
Attention:	Aldo De Girolamo
Giuliano Galdino

MEDIOBANCA — BANCA DI CREDITO FINANZIARIO S.P.A.

/s/ Elena Laneri
By: Elena Laneri
Address:	Piazzetta Enrico Cuccia 1, 20121 Milano, Italy
Fax:	+39 02 8829 277
Attention:	Middle Office Crediti

UNICREDIT CORPORATE BANKING S.P.A.

/s/ Federico Giordano
By: Federico Giordano
Address:	Via Cerva 24, 20122 Milano, Italy
Fax:	02/77673355
Attention:	Sig. Guglielmo Lucariello

The Original Lenders
CALYON S.A., MILAN BRANCH

/s/ Alberto Bezzi
By: Alberto Bezzi
Address:	Via Brera 21, 20121 Milano, Italy
Fax:	00 39 02 72303 203
Attention:	Giovanni Tardivo
Alberto Bezzi

DEUTSCHE BANK S.P.A.

/s/ Aldo De Girolamo
By: Aldo De Girolamo

Address:	Via Melchiorre Gioia 8, 20124 Milan, Italy
Piazza del Calendario 3, 20126 Milan, Italy

Fax:	+39 02 40243120
+39 02 40245703
Attention:	Aldo De Girolamo
Giuliano Galdino

MEDIOBANCA — BANCA DI CREDITO FINANZIARIO S.P.A.

/s/ Elena Laneri
By: Elena Laneri
Address:	Piazzetta Enrico Cuccia 1, 20121 Milano, Italy
Fax:	+39 02 8829 277
Attention:	Middle Office Crediti

UNICREDIT CORPORATE BANKING S.P.A.
/s/ Federico Giordano
By: Federico Giordano
Address:	Via Cerva 24, 20122 Milano, Italy
Fax:	02/77673355
Attention:	Sig. Guglielmo Lucariello